                                                                      EXHIBIT 10

                                                                  CONFORMED COPY


================================================================================


                     ------------------------------------


                           ASSET PURCHASE AGREEMENT


                     ------------------------------------

                           dated as of April 6, 1998


                                    between


                            TRIZECHAHN CENTERS INC.


                                     and


                               THE ROUSE COMPANY


                                     and


                            WESTFIELD AMERICA, INC.

================================================================================

                                                       Distributed April 9, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.01.    Certain Defined Terms......................................   2


                                  ARTICLE II

                               PURCHASE AND SALE

SECTION 2.01.    Assets to Be Sold; Closings................................  15
SECTION 2.02.    Assumption of Liabilities..................................  18
SECTION 2.03.    Closing Deliveries by THCI.................................  19
SECTION 2.04.    Closing Deliveries by the Acquirors........................  20
SECTION 2.05.    Delivery of Possession.....................................  21
SECTION 2.06.    Management Company Acts and Omissions......................  21
SECTION 2.07.    Apportionments.............................................  21


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THCI

SECTION 3.01.    Incorporation and Authority; Ownership of Management
                 Company Shares and Partnership Interests...................  26
SECTION 3.02.    No Conflict................................................  29
SECTION 3.03.    Consents and Approvals.....................................  30
SECTION 3.04.    Personal Property..........................................  30
SECTION 3.05.    Litigation.................................................  31
SECTION 3.06.    Compliance with Laws.......................................  31
SECTION 3.07.    Taxes......................................................  32
SECTION 3.08.    Real Property..............................................  32
SECTION 3.09.    Environmental, Health and Safety Matters...................  33
SECTION 3.10.    Insurance..................................................  33
SECTION 3.11.    Financial Information......................................  34
SECTION 3.12.    Employee Benefit Matters...................................  34
SECTION 3.13.    Labor Matters..............................................  35
SECTION 3.14.    Material Contracts.........................................  36
SECTION 3.15.    The Management Company.....................................  37
                                      ii                                    Page


SECTION 3.16.    Brokers....................................................  37
SECTION 3.17.    Rent Rolls.................................................  37
SECTION 3.18.    Other Assets...............................................  38
SECTION 3.19.    No Material Defects........................................  38
SECTION 3.20.    Participations.............................................  38


                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE ACQUIRORS

SECTION 4.01.    Incorporation and Authority................................  38
SECTION 4.02.    No Conflict................................................  39
SECTION 4.03.    Consents and Approvals.....................................  39
SECTION 4.04.    Litigation.................................................  40
SECTION 4.05.    Financing..................................................  40
SECTION 4.06.    Brokers....................................................  40
SECTION 4.07.    Investment Intent..........................................  40



                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.01.    THCI Conduct of Business Prior to the Applicable Closing...  40
SECTION 5.02.    Investigation..............................................  43
SECTION 5.03.    Access to Information......................................  44
SECTION 5.04.    Confidentiality............................................  45
SECTION 5.05.    Regulatory and Other Authorizations; Consents..............  46
SECTION 5.06.    Notification to Governmental Authorities...................  47
SECTION 5.07.    Bulk Transfer Laws.........................................  47
SECTION 5.08.    Use of Name or Other Intellectual Property.................  47
SECTION 5.09.    Partnership Interests......................................  47
SECTION 5.10.    Special Provisions Relating to Rights of First Refusal;
                 Buy/Sells..................................................  48
SECTION 5.11.    Tenancy-in-Common Interests................................  49
SECTION 5.12.    Liquidated Damages.........................................  51
SECTION 5.13.    Further Action.............................................  51
SECTION 5.14.    Environmental Reports......................................  51
SECTION 5.15.    Record Owner Apportionments................................  52
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                                      iii                                   Page


                                  ARTICLE VI

                               EMPLOYEE MATTERS

SECTION 6.01.    Employees..................................................  52
SECTION 6.02.    Employee Benefits..........................................  53
SECTION 6.03.    Employee Plans.............................................  53
SECTION 6.04.    Other Employee Benefits....................................  54
SECTION 6.05.    WARN Act...................................................  54
SECTION 6.06.    Indemnity..................................................  54
SECTION 6.07.    No Third Party Beneficiaries...............................  55
SECTION 6.08.    Reimbursement for Certain Payments.........................  55


                                  ARTICLE VII

                                  TAX MATTERS

SECTION 7.01.    Conveyance Taxes; Costs....................................  55
SECTION 7.02.    Treatment of Indemnity Payments............................  55
SECTION 7.03.    Allocation of Consideration................................  56
SECTION 7.04.    Employee Withholding.......................................  56
SECTION 7.05.    Like-Kind Exchange.........................................  56
SECTION 7.06.    Tax Indemnity..............................................  57
SECTION 7.07.    Contests...................................................  57
SECTION 7.08     Section 754 Election.......................................  58

                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

SECTION 8.01.    Conditions to Obligations of THCI..........................  58
SECTION 8.02.    Conditions to Obligations of the Acquirors.................  60


                                  ARTICLE IX

                                INDEMNIFICATION

SECTION 9.01.    Survival...................................................  64
SECTION 9.02.    Indemnification by THCI....................................  65
SECTION 9.03.    Indemnification by the Acquirors...........................  67
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                                      iv                                    Page

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER


SECTION 10.01.  Termination.................................................  70
SECTION 10.02.  Effect of Termination.......................................  70
SECTION 10.03.  Waiver......................................................  70



                                  ARTICLE XI

                           CASUALTY AND CONDEMNATION

SECTION 11.01.  Casualty....................................................  71
SECTION 11.02.  Condemnation................................................  71


                                  ARTICLE XII

                              GENERAL PROVISIONS
SECTION 12.01.  Expenses....................................................  72
SECTION 12.02.  Notices.....................................................  72
SECTION 12.03.  Public Announcements........................................  73
SECTION 12.04.  Headings....................................................  74
SECTION 12.05.  Severability................................................  74
SECTION 12.06.  Entire Agreement............................................  74
SECTION 12.07.  Assignment..................................................  74
SECTION 12.08.  No Third-Party Beneficiaries................................  75
SECTION 12.09.  Amendment; Waiver...........................................  75
SECTION 12.10.  Governing Law...............................................  75
SECTION 12.11.  Counterparts................................................  75
SECTION 12.12.  Specific Performance........................................  75
SECTION 12.13.  No Recordation..............................................  75
SECTION 12.14.  Joint and Several Obligations...............................  75

                                    EXHIBITS

     A             THCI Subsidiaries and THCI Partnerships
     B             Special Property Provisions
     1.01(a)       Form of Assignment and Assumption Agreement
     1.01(b)       Form of Assignment of Ground Lease
     1.01(c)       Form of Bill of Sale
     1.01(d)       Excluded Computer Software
     1.01(e)       Form of Lease Assignment
     1.01(f)       Transferred Computer Software
     1.01(g)       Form of UTC Right of First Refusal Agreement
     2.01(d)(i)    Form of Initial Closing Date Notice
     2.01(d)(ii)   Form of Subsequent Closing Date Notice
     5.01(a)(ii)   Assets to be Transferred from the Management Company
     5.01(a)(iii)  Assets to be Transferred to the Management Company

         ASSET PURCHASE AGREEMENT, dated as of April 6, 1998, between TrizecHahn Centers Inc., a California corporation ("THCI"), and The Rouse Company, a Maryland corporation ("ROUSE"), and Westfield America, Inc., a Missouri corporation ("WEA" and, together with Rouse, the "ACQUIRORS").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, THCI, the subsidiaries of THCI listed in Exhibit A (collectively, the "THCI SUBSIDIARIES") and the partnerships listed on Exhibit A (the "THCI PARTNERSHIPS") own or lease, or own Partnership Interests (as defined in Article I) in the partnerships listed in the column entitled "Partnership" in
Section 1.01(A) of the THCI Disclosure Schedule (collectively, the "PARTNERSHIPS") that own or lease, or own partnership interests in partnerships (the "SECOND TIER PARTNERSHIPS") listed in the column entitled "Second Tier Partnership" in Section 1.01(A) of the THCI Disclosure Schedule that own or lease, the shopping centers listed in the column entitled "Property" in Section 1.01(A) of the THCI Disclosure Schedule (the "PROPERTIES");

          WHEREAS, TrizecHahn Centers Management Inc., a California corporation and a direct, wholly owned subsidiary of THCI (the "MANAGEMENT COMPANY"), performs management services for certain Properties;

          WHEREAS, THCI and the THCI Subsidiaries desire to transfer to the Acquirors, and the Acquirors desire to acquire from THCI, the Properties and certain related assets or the Partnership Interests and, in connection therewith, the Acquirors are willing to assume certain liabilities of THCI and the THCI Subsidiaries relating thereto, all upon the terms and subject to the conditions set forth herein;

          WHEREAS, THCI desires that the transfers described above be effected in transactions that will qualify, to the extent permissible, as "like-kind exchanges" under Section 1031 of the Internal Revenue Code of 1986, as amended (the "CODE"), and applicable Treasury Regulations, and the Acquirors are willing to cooperate in structuring such transfers to so qualify; and

          WHEREAS, THCI desires to transfer to the Acquirors, and the Acquirors desire to acquire from THCI, all of the outstanding capital stock of the Management Company;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, THCI and the Acquirors hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ACQUIRORS" has the meaning specified in the preamble to this Agreement.

          "ACQUIRORS INDEMNIFIED PARTY" has the meaning specified in Section 9.02(a).

          "AD VALOREM TAXES" has the meaning specified in Section 2.07(a).

          "ADJUSTED ALLOCATED PURCHASE PRICE" means:

          (a) for any Property, the amount by which (i) the sum of (A) the Allocated Purchase Price for such Property, plus (B) any prepayment premiums, breakage costs or similar payments required as a result of a Qualified Prepayment of Existing Debt associated with such Property prior to the Applicable Closing Date for such Property, plus (C) the Capital Costs paid on or prior to the Applicable Closing with respect to such Property under leases and construction contracts that are executed and delivered after the date of this Agreement and renewals and extensions, exercised or executed after the date of this Agreement, of leases executed on or prior to the date of this Agreement (or the applicable Co-Tenant's Share thereof), in each case in accordance with the terms of this Agreement, plus (D) in the case of any Expansion Property, the Expansion Costs incurred after December 31, 1997 and on or prior to the Applicable Closing Date for such Property, exceeds (ii) the Assumed Debt Amount for such Property; and

          (b) for any Partnership Interest, the sum of (i) the Partnership Interest Amount for such Partnership Interest plus (ii) any prepayment premiums, breakage costs or similar payments required to be made by THCI or the related Partner (or, if made by the applicable Partnership or Second Tier Partnership, the applicable Partner's share thereof) as a result of a Qualified Prepayment of Existing Debt associated with the associated Property, plus (iii) the Capital Costs paid on or prior to the Applicable Closing by THCI or the applicable Partner (or, if by the Partnership or Second Tier Partnership, the Partner's share thereof), with respect to such Property under leases and construction contracts that are executed and delivered after the date of this Agreement and renewals and extensions, exercised or executed after the date of this Agreement, of leases executed on or prior to the date of this Agreement, in each case in accordance with the terms of this Agreement, plus (iv) in the case of Partnership Interests for any Expansion Property, the applicable Partner's share of Expansion Costs incurred after December 31, 1997 and on or prior to the Applicable Closing Date for such Partnership Interest.

          "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

          "AGREEMENT" means this Asset Purchase Agreement, dated as of April
6, 1998, between THCI and the Acquirors, including, without limitation, the Schedules and Exhibits hereto, as the same may be amended pursuant to the terms hereof.

          "ALLOCATED PURCHASE PRICE" means (a) for each Property and each Partnership Interest to be transferred pursuant to this Agreement, the amount set forth as the Allocated Purchase Price in Section 1.01(A) of the THCI Disclosure Schedule and (b) for the Management Company Shares, US$20,000.

          "ANCILLARY AGREEMENTS" means the Bills of Sale, the Deeds, the Assignment and Assumption Agreements, the Lease Assignments and the Assignments of Ground Lease.

          "APPLICABLE CLOSING" means, with respect to any purchase contemplated by this Agreement, the Closing at which such purchase occurs.

          "APPLICABLE CLOSING DATE" means, with respect to any purchase contemplated by this Agreement, the Closing Date on which such purchase occurs.

          "ARTICLE VI LIABILITIES" means any and all Liabilities to be assumed by the Acquirors or retained by THCI or its Affiliates pursuant to
Article VI.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the assignment and assumption agreement to be executed on each Applicable Closing Date, substantially in the form of Exhibit 1.01(a).

          "ASSIGNMENT OF GROUND LEASE" means the assignment and assumption agreement to be executed on each Applicable Closing Date, substantially in the form of Exhibit 1.01(b).

          "ASSUMED DEBT AMOUNT" means, with respect to any Property, the amount of indebtedness for borrowed money assumed by the Acquirors in accordance with this Agreement, whether or not secured by such Property.

          "ASSUMED PROPERTY LIABILITIES" means, with respect to any Property or Partnership Interest, (a) all indebtedness of THCI, the THCI Subsidiaries and the THCI Partnerships for borrowed money, whether or not secured by a Property, outstanding on the Applicable Closing and (b) all other Liabilities of THCI and each THCI Subsidiary or THCI Partnership relating to or arising out of such Property or Partnership Interest, accruing or arising on or after the Applicable Closing, except for Capital Costs incurred or to be incurred (i) under leases and construction contracts relating to such Property that are executed and delivered on or prior to the date of this Agreement (other than in connection with renewals or extensions, exercised or executed after the date of this Agreement, of leases executed on or prior to the date of this Agreement or in connection with improvements or replacements to such Property made after completion of the applicable tenant's initial fit-out work unless the same are required to be performed prior to the Applicable Closing Date) or (ii) in connection with the improvements and other items described in Section 1.01 of the THCI Disclosure Schedule, which THCI shall continue to be obligated to pay (or, to the extent paid by the Acquirors, shall be obligated to reimburse the Acquirors).

          "BILL OF SALE" means the bill of sale and assignment to be executed on each Closing Date, substantially in the form of Exhibit 1.01(c).

          "BRIDGEWATER PARTNERSHIP" means Bridgewater Commons Associates.

          "BRIDGEWATER PARTNERSHIP INTERESTS" has the meaning specified in
Section 2.01(b)(ii).

          "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to be closed in the City of New York.

          "CAPITAL COSTS" means all costs and expenses paid by THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership with respect to a Property for improvements or replacements, tenant allowances, leasing commissions, takeover obligations and other leasing costs, and all other costs that are capital in nature, but excluding Expansion Costs.

          "CLOSING" means the Initial Closing or a Subsequent Closing, as applicable .

          "CLOSING DATE" means the date of the Initial Closing or a Subsequent Closing, as applicable.

          "CO-TENANT" means a THCI Subsidiary, THCI Partnership or Partnership that holds a TC Interest.

          "CODE" has the meaning specified in the recitals to this Agreement.

          "CONFIDENTIALITY AGREEMENTS" has the meaning specified in Section
5.04.

          "CONTEST" has the meaning specified in Section 7.07(b).

          "CONTRACTS" means contracts, agreements, leases, subleases, purchase or sale orders, notes, bonds, mortgages, indentures, licenses, permits, franchises, instruments, undertakings, commitments and other binding arrangements.

          "CURRENT REPORTING PERIOD" has the meaning specified in Section 2.07(a)(v).

          "DEED" means a quitclaim deed or its equivalent (or, if required to obtain title insurance, a limited warranty deed) to be executed with respect to each Owned Real Property on the Applicable Closing Date, in the customary form for the jurisdiction in which the applicable Property is located.

          "DPA" means DPA-H, Inc., the general partner of Plaza.

          "EMPLOYEE PLANS" has the meaning specified in Section 3.12(a).

          "EMPLOYEE-RELATED LIABILITIES" has the meaning specified in Section 6.01(a).

          "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge or encumbrance.

          "ENVIRONMENTAL LAW" means any Law relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EWH" means EWH 1979 Development Company, L.P., the general partner of Midway Associates.

          "EXCLUDED PROPERTY ASSETS" means, with respect to any Property:

          (a) all cash, marketable securities and bank accounts, except security deposits of tenants of such Property;

          (b)  all THCI Names and Marks;

          (c) all insurance policies relating to the Properties or the Property Assets and all rights of THCI or a THCI Subsidiary of every nature and description under or arising out of such insurance policies, other than the right to the proceeds thereunder attributable to Assumed Property Liabilities covered by such policies or to the extent assigned to the Acquirors pursuant to Article XI;

          (d) subject to Section 2.07, all claims for refunds of Taxes paid by THCI or any Affiliate of THCI attributable to such Property relating to any period, or any portion of any period, ending on or prior to the Applicable Closing Date;

          (e) all claims for Tenant Delinquent Rents that are delinquent as of the Applicable Closing Date and are payable under leases that terminated on or prior to such Applicable Closing Date;

          (f) the computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto set forth in Exhibit 1.01(d);

          (g) all rights of THCI, the THCI Subsidiaries and the THCI Partnerships under this Agreement and the Ancillary Agreements; and

          (h) all other assets of THCI not identified in this Agreement as a Property Asset with respect to such Property that is not necessary for the operation of such Property.

          "EXCLUSION NOTICE" has the meaning specified in Section 2.01(e).

          "EXISTING DEBT" has the meaning specified in Section 3.14(a)(ii).

          "EXPANSION COSTS" means, with respect to the Expansion Properties, all costs and expenses, whether or not capitalized, paid by THCI or any THCI Subsidiary or THCI Partnership in connection with the proposed renovations and expansions of such Properties previously described to the Acquirors, including, without limitation, cost of construction, grading, obtaining permits and approvals, feasibility and parking studies, marketing and environmental analyses and development fees (but, as to each Expansion Property, only to the extent of an amount equal to the product of the applicable development fee times a fraction, the numerator of which is the budgeted Expansion Costs, exclusive of development fees, incurred after December 31, 1997 and on or prior to the Applicable Closing Date and the denominator of which is all of the budgeted Expansion Costs, exclusive of development fees), but excluding the purchase price of any land or ground leasehold interest forming a part of such Properties.

          "EXPANSION PROPERTIES" means the Bridgewater Commons, Fashion Place, Valley Fair and University Towne Centre Properties.

          "FASHION OUTLET" means the Property located in Nevada known as Fashion Outlet of Las Vegas, which is under construction as of the date hereof.

          "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          "GROUND LEASES" has the meaning specified in Section 3.08(a).

          "HAZARDOUS MATERIALS" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances that are regulated as to disposal, storage, use or quantity or identified as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INITIAL CLOSING" has the meaning specified in Section 2.01(b).

          "INITIAL CLOSING DATE" has the meaning specified in Section
2.01(b).

          "INITIAL CLOSING DATE NOTICE" has the meaning specified in Section 2.01(d).

          "INITIAL PROPERTIES" means the Properties described in Section 2.01(b)(i) of the THCI Disclosure Statement.

          "IRS" means the U.S. Internal Revenue Service.

          "KNOWLEDGE OF THCI" or "'THCI'S KNOWLEDGE" means the actual knowledge, after inquiry of the managers of the Properties, of the President of the Management Company, the Chief Financial Officer of THCI, the General Counsel of THCI and the Senior Vice President of THCI in charge of asset management.

          "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment or decree, and any judicial or administrative interpretation thereof, and any other requirement or rule of law.

          "LEASE ASSIGNMENT" means the assignment and assumption agreement, to be executed with respect to such Leased Real Property on the Applicable Closing Date, substantially in the form of Exhibit 1.01(e).

          "LEASED REAL PROPERTY" means each parcel of real property ground leased, as ground lessee, by THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership, included in the Properties; provided that, upon the conversion of ownership of the ground leasehold interest in the North County Fair Property into a Tenancy in accordance with Section 5.01(e), Leased Real Property with respect to the North County Fair Property means the TC Interest of the Co-Tenant in the ground leasehold interest in the North County Fair Property.

          "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law or any Contract.

          "LOSSES" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person.

          "MANAGEMENT COMPANY" has the meaning specified in the recitals to this Agreement.

          "MANAGEMENT COMPANY SHARES" has the meaning specified in Section 3.01(b).

          "MATERIAL ADVERSE EFFECT" means any change in, or effect on, the Properties, taken as a whole, that is (individually or in the aggregate with any other changes therein or effects thereon that would be specifically addressed by a representation or warranty contained in this Agreement but for a "Material Adverse Effect" exception or qualification thereto), materially adverse to the Properties, taken as a whole, or to the results of operations of the Properties, taken as a whole, other than any such changes or effects resulting from (a) changes in general (national, regional or local) economic, regulatory or political conditions or changes that affect owners or managers of shopping centers in general, (b) the termination or expiration of any service contract, management agreement or space or anchor tenant lease, (c) any defaults by any tenants (including the bankruptcy of any tenants) under a lease or any other termination of any lease on or after the date hereof, (d) any notice of violation from any Governmental Authority having jurisdiction over any Property received on or after the date hereof with respect to any condition existing on the date hereof or (e) this Agreement or the transactions contemplated hereby or the announcement thereof other than, in the case of clauses (b) and (c), a termination (i) resulting from a default by THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership or (ii) of a space lease resulting from a default by an anchor tenant under an anchor tenant lease; provided, however, that if either Acquiror determines that any event or circumstance causes a Material Adverse Effect, such Acquiror shall notify THCI of such matter and THCI shall have the right to take such actions as may be necessary to cure and, upon such cure, such event or circumstance shall no longer to be deemed to have caused a Material Adverse Effect.

          "MATERIAL CONTRACT" has the meaning specified in Section 3.14(a).

          "MAXIMUM AMOUNT" has the meaning specified in Section 9.02(b).

          "MULTIEMPLOYER PLAN" has the meaning specified in Section 3.12(b).

          "MULTIPLE EMPLOYER PLAN" has the meaning specified in Section 3.12(b).

          "NEW ENTITY" has the meaning specified in Section 5.01(d).

          "NOI" means, for any Property for any period, (a) all gross rental income of such Property during such period (including, without limitation, fixed rents, percentage rents and common area maintenance and tax reimbursements) and all other income of such Property from all other sources during such period, including, without limitation, parking and concessions, minus (b) all operating expenses for such Property during such period, including, without limitation, ground lease rent, taxes, insurance, maintenance costs, electricity and management fees and cost reimbursements, but excluding debt service on any indebtedness, costs of obtaining leases (including, without limitation, brokerage commissions and costs of tenant improvement work), property depreciation and amortization or any other capital costs, all as determined in accordance with Canadian generally accepted accounting principles.

          "OPTION EXPIRATION DATE" has the meaning specified in Section 2.01(b)(ii).

          "OTHER PARTNER" has the meaning specified in Section 5.10.

          "OWNED REAL PROPERTY" means each parcel of real property owned in fee by THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership included in the Properties, together with all buildings and other structures, facilities and improvements located thereon, all fixtures, systems and equipment attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to any of the foregoing; provided that, upon the conversion of ownership of the Fashion Show Property into a Tenancy in accordance with Section 5.01(e), Owned Real Property with respect to the Fashion Show Property means the TC Interest of the Co-Tenant in the Fashion Show Property.

          "PARTNER" means THCI, a THCI Subsidiary or a THCI Partnership in its capacity as a partner in a Partnership.

          "PARTNERSHIP INTEREST" means a general partner or limited partner interest held by a Partner in a Partnership and all rights pertaining thereto, including all rights to receive distributions and allocations and all other rights pertaining thereto.

          "PARTNERSHIP INTEREST AMOUNT" means, for each Partnership Interest, the amount that would be payable to the Partner holding the Partnership Interest pursuant to the terms of the applicable partnership agreement if the applicable Property Assets were sold for a purchase price (assuming no brokerage commissions, transfer taxes or other transfer costs) equal to the amount set forth as the "100% Amount" in Section 1.01(A) of the THCI Disclosure Schedule (or, in the case of a Partnership Interest for which, as a result of the operation of Section 5.09, there is no "100% Amount", for a purchase price equal to the Allocated Purchase Price for the related Property) where (a) prorations of the type specified in Section 2.07 were made, (b) the principal amount of, and current interest on, all loans to the Partnership and all other partnership debts of the Partnership (and, if applicable, the Second Tier Partnership) were paid in full (assuming that payment in full of all outstanding principal of, and current interest on, indebtedness for money borrowed constitutes payment in full of such indebtedness), (c) no reserves were established for contingent or unasserted claims, (d) the Partnership (and, if applicable, the Second Tier Partnership) were dissolved and liquidated and (e) to the extent of available proceeds from the sale of such Property Assets, all loans made by the Partner to another partner in the Partnership or by another partner in the Partnership to the Partner were repaid.

          "PARTNERSHIPS" has the meaning specified in the recitals to this Agreement.

          "PERMITS" means permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities.

          "PERMITTED ENCUMBRANCES" means (a) mortgages, deeds of trust, liens, security interests, claims and other charges and encumbrances in favor of any lender and given in connection with indebtedness that is assumed by either Acquiror hereunder or to which such Acquiror take subject; (b) inchoate mechanic, construction and materialmen liens for completed construction or construction in progress; (c) (i) department store leases, reciprocal easement agreements and other agreements described in Section 1.01 of the THCI Disclosure Schedule, (ii) other easements that do not have a Material Adverse Effect and
(iii) all other leases and subleases (A) set forth on the Rent Rolls, (B) entered into in the ordinary course of business between the respective dates of the Rent Rolls and the date of this Agreement or (C) entered into pursuant to the terms of this Agreement; (d) building restrictions and zoning and other regulations, resolutions and ordinances and any amendments thereto in effect on the date of this Agreement or hereafter adopted; (e) any state of facts that a survey would show, provided such facts would not have a Material Adverse Effect; (f) consents previously granted by THCI or any former owner of the property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut; (g) easements or rights of use of record in favor of any utility company for construction, use, maintenance or repair of utility lines, wires, terminal boxes, mains, pipes, cables, conduits, poles and other equipment and facilities on, under and across the Property; (h) liens for any unpaid real estate tax, water charge, sewer rent and assessment, provided the same are adjusted at the Applicable Closing; (i) standard printed exclusions from coverage contained in the form of title insurance policy then issued by the title company providing title insurance for either Acquiror (other than the survey exception and the rights of tenants generally); (j) liens or encumbrances encumbering the property as to which THCI shall deliver to either Acquiror, or to the title company providing title insurance for either Acquiror, if any, at or prior to the Applicable Closing, proper instruments, in recordable form, either canceling such liens or encumbrances, together with any other instruments necessary thereto and the cost of recording and canceling the same or causing the title insurance company to insure over such lien or encumbrance; (k) the revocable nature of the right, if any, to maintain street and sidewalk vaults and other vault spaces, coal chutes, excavations, canopies, marquees and signs;
(l) any matter that is the responsibility of any tenant (other than THCI, a THCI Subsidiary, THCI Partnership, a Partnership or a Second Tier Partnership, as the case may be) under any lease of a Property or of any party to any reciprocal easement agreement affecting any Property (other than THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership, as the case may
be); and (m) any other leases, liens or encumbrances which would not have a Material Adverse Effect.

          "PLAZA" means DPA, L.P., a California limited partnership.

          "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "PRO RATA NOI" means the pro rata share of total NOI for a Property that is allocable to the Partner in the related Partnership or Second Tier Partnership based on the nominal percentage interest of such Partner in such Partnership (taking into account the Partnership's nominal percentage interest in the Second Tier Partnership).

          "PROPERTIES" has the meaning specified in the recitals to this Agreement.

          "PROPERTY ASSETS" means, with respect to a Property, all the right, title and interest of THCI, the THCI Subsidiaries, the THCI Partnerships, the Partnerships, the Second Tier Partnerships and the Co-Tenants in, to and under the following assets and properties, in each case other than items that constitute Excluded Property Assets with respect to such Property:

          (a) where the Property is Owned Real Property, all rights in the land, improvements, fixtures and other real property forming a part of such Owned Real Property;

          (b) where the Property is Leased Real Property, all rights in the tenant's leasehold estate in such Leased Real Property;

          (c) all machinery, equipment, furniture, supplies and other similar property located in such Property;

          (d) all leases, subleases and licenses of such Property and all amendments thereto, to the extent assignable or otherwise transferable;

          (e) all service, maintenance, construction, leasing and other contracts with respect to such Property, to the extent assignable or otherwise transferable;

          (f) all accounts receivable with respect to such Property, subject to
     Section 2.07(a)(iv) as to Tenant Delinquent Rents and Section 2.07(a)(ii) as to certain tax refunds and credits;

          (g) the Real Estate Records with respect to such Property and all financial records, personnel records and other files and records pertaining solely to such Property, including all "as-built" building plans, specifications and drawings for such Property to the extent in the possession or under the control of THCI, any THCI Subsidiary or any THCI Partnership;

          (h) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership solely in connection with, or required for, the operation of such Property, to the extent assignable or otherwise transferable;

          (i) the computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto set forth in Exhibit 1.01(f), to the extent transferable;

          (j) all security deposits (including letters of credit) posted by tenants;

          (k) all tradenames, service marks, tradedress, logos and trademarks, whether or not registered, including all common law rights thereto, relating to such Property other than the THCI Names and Marks; and

          (l) any other matter or item necessary for the operation of such Property and owned by THCI, any THCI Subsidiary or any THCI Partnership.

          "QUALIFIED INTERMEDIARY" has the meaning specified in Section 7.05(a).

          "QUALIFIED PREPAYMENT" has the meaning specified in Section
5.01(a)(vi).

          "REAL ESTATE RECORDS" means, for any Property, all of the documents, including, without limitation, all instruments, notices, agreements, contracts, bills, invoices, surveys, engineering reports, environmental reports, leases, assignments and plans and specifications that relate to such Property and are in the possession of THCI or an Affiliate of THCI, except for memoranda that are confidential and are not reasonably required for the operation of the Properties.

          "RECORD OWNER" means, with respect to any Partnership Interest, (a) THCI, the THCI Subsidiary or the THCI Partnership that is the record owner of such Partnership Interest or (b) a newly created wholly owned direct or indirect subsidiary of THCI to which a prior Record Owner transfers such Partnership Interest.

          "RECORD OWNER PARTNERSHIP INTEREST" means, with respect to a Record Owner that is a partnership, the partnership interests in such partnership.

          "RECORD OWNER SHARES" means, with respect to a Record Owner that is a corporation, the shares of capital stock of such corporation.

          "RENT ROLLS" has the meaning specified in Section 3.17.

          "RENTS" has the meaning specified in Section 2.07(a).

          "ROUSE" has the meaning specified in the preamble to this Agreement.

          "SECOND TIER PARTNERSHIPS" has the meaning specified in the recitals to this Agreement.

          "SECTION 1031 TREATMENT" has the meaning specified in Section 7.05(a).

          "SUBSEQUENT CLOSING" has the meaning specified in Section 2.01(c).

          "SUBSEQUENT CLOSING DATE" has the meaning specified in Section
2.01(c).

          "SUBSEQUENT CLOSING DATE NOTICE" has the meaning specified in Section 2.01(d).

          "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

          "TAX RETURN" means any return, form or other report required to be filed with respect to Taxes, including any declaration of estimated tax and information return.

          "TC INTEREST" means a tenancy-in-common interest in a Tenancy

          "TEACHERS" means Teachers Insurance and Annuity Association.

          "TENANCY" means the tenancy-in-common form of ownership of an interest in real property.

          "TENANT DELINQUENT RENTS" has the meaning specified in Section 2.07(a)(iv).

          "THCI" has the meaning specified in the preamble to this Agreement.

          "THCI DISCLOSURE SCHEDULE" means the Disclosure Schedule, dated as of the date hereof, delivered to the Acquirors by THCI.

          "THCI FINANCIAL ADVISORS" has the meaning specified in Section 3.16.

          "THCI INDEMNIFIED PARTY" has the meaning specified in Section 9.03(a).

          "THCI NAMES AND MARKS" means the names "Trizec", "Hahn", "TrizecHahn" and variants thereof and all related trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights thereto, and registrations and applications for registration thereof.

          "THCI PARTNERSHIPS" has the meaning set forth in the preamble to this Agreement.

          "THCI SUBSIDIARIES" has the meaning specified in the recitals to this Agreement.

          "THRESHOLD AMOUNT" has the meaning specified in Section 9.02(b).

          "TRANSFERRED EMPLOYEES" has the meaning specified in Section 6.01(a).

          "TREASURY REGULATIONS" means the regulations promulgated under the Code by the United States Treasury Department.

          "UTC RIGHT OF FIRST REFUSAL AGREEMENT" means an agreement in the form of Exhibit 1.01(g) pursuant to which the Acquirors grant to THCI a right of first refusal in the event that, at any time prior to the third anniversary of the Applicable Closing Date for the University Towne Centre Property, the Acquirors elect to (a) sell or ground lease any portion of such Property to any third party for the development of one or more office buildings on such property or (b) engage or retain a developer to develop for the Acquirors one or more office buildings on such property.

          "WARN" means the Workers Adjustment and Retraining Notification Act.

          "WEA" has the meaning specified in the preamble to this Agreement.

          "WEA FINANCIAL ADVISORS" has the meaning specified in Section 4.06.


                                  ARTICLE II

                               PURCHASE AND SALE

          SECTION 2.01. Assets to Be Sold; Closings. (a) Assets to Be Sold. Subject to Sections 5.09 and 5.10 and the other terms and conditions of this Agreement, the parties hereto agree that THCI shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Acquirors, and the Acquirors shall purchase, all of THCI's and the THCI Subsidiaries' right, title and interest in and to (i) the Property Assets associated with the Properties for which a transfer of Property Assets is specified in Section 1.01(A) of the THCI Disclosure Schedule, (ii) the Partnership Interests held by Partners with respect to the Properties for which a transfer of Partnership Interests is specified in Section 1.01(A) of the THCI Disclosure Schedule and (iii) the Management Company Shares, for an aggregate purchase price for such Property Assets, Partnership

Interests and Management Company Shares, of US$2,550,000,000, payable in cash, as adjusted in accordance with the provisions of this Agreement.

          (b) Initial Closing. (i) Subject to the terms and conditions of this Agreement, at the Initial Closing, (A) the Property Assets associated with the Properties and Partnership Interests specified in Section 2.01(b) of the THCI Disclosure Schedule and the Property Assets associated with the Properties and Partnership Interests, if any, specified in the Initial Closing Date Notice shall be purchased by the Acquirors for an aggregate purchase price, payable in cash, equal to the aggregate Adjusted Allocated Purchase Price for such Properties and Partnership Interests and (B) the Management Company Shares shall be purchased by the Acquirors for an aggregate purchase price, payable in cash, equal to the Allocated Purchase Price therefor. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Section 2.01(b) shall take place at a closing (the "INITIAL CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m., New York City time, on a Closing Date specified in the Initial Closing Date Notice, which shall not be less than 15 Business Days or more than 30 Business Days following delivery of the Initial Closing Date Notice to the Acquirors but not later than August 31, 1998 or at such other place or at such other time or on such other date as THCI and the Acquirors may mutually agree upon in writing (the day on which the Initial Closing takes place being the "INITIAL CLOSING DATE").

          (ii) [CONFIDENTIAL]

          (c) Subsequent Closings. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement that do not occur at the Initial Closing shall take place at one or more closings (each a "SUBSEQUENT CLOSING") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m., New York City time, on a Closing Date specified in a Subsequent Closing Date Notice, which shall not be less than 15 Business Days or more than 30 Business Days following delivery of such Subsequent Closing Date Notice to the Acquirors or at such other place or at such other time or on such other date as THCI and the Acquirors may mutually agree upon in writing (the day on which a Subsequent Closing takes place being a "SUBSEQUENT CLOSING DATE"). The Property Assets or Partnership Interests associated with the Properties set forth in the Subsequent Closing Date Notice for such Subsequent Closing shall be sold to the Acquirors for an amount of cash equal to the aggregate Adjusted Allocated Purchase Prices for such Properties and Partnership Interests.

          (d) Closing Notices; Final Closing. THCI shall deliver a notice (the "INITIAL CLOSING DATE NOTICE"), substantially in the form of Exhibit
2.01(d)(i), to the Acquirors as promptly as practicable after THCI determines, in good faith, the date on which it expects the conditions to the obligations of the parties to consummate the Initial Closing to be satisfied, and the Acquirors shall cooperate with THCI in making such determination. THCI may deliver a notice (a "SUBSEQUENT CLOSING DATE NOTICE"), substantially in the form of Exhibit

2.01(d)(ii), to the Acquirors at any time after THCI determines, in good faith, the date on which it expects the conditions to the obligations of the parties to consummate a Subsequent Closing with respect to one or more Properties or Partnership Interests to be satisfied and the Acquirors shall cooperate with THCI in making such determination. The parties shall cooperate to schedule and hold a final Closing not later than December 31, 1998 with respect to all Properties and Partnership Interests for which the conditions to the obligations of the parties to consummate a Closing have been satisfied or waived by the applicable parties, it being understood that THCI shall have no further obligation to sell, and the Acquirors shall have no further obligation to purchase, any Properties or Partnership Interests for which such conditions have not been satisfied on or prior to such date. The Initial Closing Date Notice and each Subsequent Closing Date Notice shall specify the Properties and the Partnership Interests , if any, to be transferred, shall contain an estimate of the Adjusted Allocated Purchase Prices for such Properties and Partnership Interests and the basis for THCI's estimates thereof and may, at the election of THCI, identify one or more Qualified Intermediaries and the Property or Properties with respect to which each such Qualified Intermediary is to receive payment.

          (e) Exclusion Notices. At or prior to any Closing held prior to December 31, 1998, THCI may deliver a notice (an "EXCLUSION NOTICE") with respect to any Property or Partnership Interest included in the Initial Closing Date Notice or a Subsequent Closing Date Notice, as the case may be, for such Closing, stating that there are one or more conditions to the obligations of the Acquirors to purchase such Property or Partnership Interest that THCI no longer expects to be satisfied at or prior to such Closing. Unless the Acquirors deliver, at or prior to such Closing, a waiver of such conditions, the Initial Closing Date Notice or Subsequent Closing Date Notice for such Closing shall, for all purposes under this Agreement, be deemed to be amended to remove such Property or Partnership Interest from the list of Properties and Partnership Interests to be transferred at such Closing. Such Property or Partnership Interest may be included in a subsequent Closing Date Notice at any later time that THCI determines, in good faith, the date on which it expects the conditions to the obligations of the parties to consummate a Closing with respect to such Property or Partnership Interest to be satisfied.

          (f) Cash Payments. Cash payments to be made by the Acquirors to THCI shall be made to THCI or a THCI Subsidiary (or to one or more Qualified Intermediaries if THCI so elects by notice to the Acquirors) by wire transfer in immediately available funds to a bank account or accounts designated by THCI in a written notice to the Acquirors, such notice to be delivered not later than the second Business Day prior to the Applicable Closing Date.

          SECTION 2.02. Assumption of Liabilities. (a) On the terms and subject to the conditions of this Agreement, the Acquirors shall, on each Closing Date, assume and shall agree to pay, perform, fulfill, and discharge when due the Assumed Property Liabilities with respect to each Property and Partnership Interest transferred to the Acquirors on such Closing Date other than Article VI Liabilities (which shall be assumed or retained in accordance with Article VI); provided, however, that, with respect to limited recourse debt, the Acquirors shall be required to assume such debt only to the extent of recourse thereunder but shall in any event take Properties transferred hereunder subject to such debt.

          (b) The Acquirors agree to use their commercially reasonable efforts to obtain releases of the obligations of THCI, each THCI Subsidiary, each THCI Partnership and each of their respective Affiliates (including all guarantees and indemnities) with respect to the Assumed Debt Amount for each Property; provided, however, that the Acquirors shall not in any event be required to pay any transfer fees or prepay any Existing Debt in order to obtain any such releases.

          SECTION 2.03. Closing Deliveries by THCI. (a) Initial Closing. At the Initial Closing, THCI shall deliver or cause to be delivered to the applicable Acquirors:

          (i) stock certificates evidencing the Management Company Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, and with all required stock transfer tax stamps affixed;

          (ii) with respect to each Property being transferred at such Closing:

               (A) the Bill of Sale and the Deed (with respect to Owned Real Property) and duly executed counterparts of the other Ancillary Agreements with respect to such Property and such other instruments as may be reasonably requested by such Acquiror to transfer the Property Assets with respect to such Property to such Acquiror or to evidence such transfer on the public records or to provide notice to third parties of such transfer; provided, however, that in no event shall THCI be required to provide indemnities, guaranties or other recourse assurances other than customary affidavits and assurances given to the such Acquiror's title insurance company to permit it to issue the title insurance policy referred to in Section 8.02; and

               (B) if in the possession of THCI or a THCI Subsidiary, a complete set of keys and combinations for the Property;

          (iii) with respect to each Partnership Interest being transferred at such Closing:

               (A) duly executed counterparts of customary documents required to cause the transfer of such Partnership Interest, to be registered on the books of the applicable Partnership or the public records or to notify third parties of such transfer; and

                 (B) original, executed counterparts of the partnership agreement relating to such Partnership Interest being transferred or, if unavailable, photocopies thereof;

          (iv) one or more receipts for the aggregate Adjusted Allocated Purchase Price and any other payments made by such Acquiror to THCI or a Qualified Intermediary at such Closing;

          (v) executed counterparts of the appropriate transfer tax returns to be filed by such Acquiror pursuant to Section 7.01;

          (vi) affidavits of THCI, each THCI Subsidiary and each THCI Partnership transferring a Property or a Partnership Interest pursuant to
     (A) Section 1445(b)(2) of the Code and (B) Section 18662 of the California Revenue and Taxation Code (if applicable), stating that the transferor is not a foreign person within the meaning of such Sections; and

          (vii) the certificates and other documents required to be delivered at the Initial Closing pursuant to Section 8.02.

          (b) Subsequent Closings. At each Subsequent Closing, THCI shall deliver or cause to be delivered to the Acquirors, (i) with respect to each Property being transferred, the items specified in Section 2.03(a)(ii), (ii) with respect to each Partnership Interest being transferred, the items specified in Section 2.03(a)(iii) and (iii) the items specified in Sections 2.03(a)(iv) through (vi).

          SECTION 2.04. Closing Deliveries by the Acquirors. (a) At each Closing, the Acquirors shall deliver or cause to be delivered to THCI:

          (i) duly executed counterparts of the Ancillary Agreements with respect to the Property Assets being transferred at such Closing to the Acquirors other than the Bills of Sale and the Deeds;

          (ii) duly executed counterparts of customary documents required to cause the transfer of any Partnership Interests being transferred at such Closing to be registered on the books of the applicable Partnerships and the public records;

          (iii) appropriate transfer tax returns of the Acquirors, duly completed and executed, together with certified checks, payable to the order of the appropriate Governmental Authorities, in payment of the transfer taxes payable by the Acquirors pursuant to Section 7.01;

          (iv) the certificates and other documents required to be delivered pursuant to Section 8.01; and

          (v) the aggregate Adjusted Allocated Purchase Price and any other payments to be made by the Acquirors with respect to such Closing (all or a portion of which shall be paid to a Qualified Intermediary if so directed by THCI in the Initial Closing Date Notice or a Subsequent Closing Date Notice, as applicable).

          (b) At the Closing for the University Towne Centre Property only, the Acquirors shall deliver or cause to be delivered to THCI the UTC Right of First Refusal Agreement.

          SECTION 2.05. Delivery of Possession. Coincident with the transfer at a Closing of Property Assets associated with a Property, THCI shall deliver possession of such Property to the Acquirors, subject to Permitted Encumbrances.

          SECTION 2.06. Management Company Acts and Omissions. From and after the transfer of the Management Company Shares at the Initial Closing, no representation or warranty of THCI contained herein shall be deemed to be untrue and no covenant or agreement of THCI contained herein shall be deemed to be breached as a result of any act or omission of the Management Company first occurring after such transfer.

          SECTION 2.07. Apportionments. (a) At each Closing, the following items shall, with respect to the Properties being transferred, be apportioned between THCI (which, for purposes of this Section 2.07(a), shall include THCI and, as applicable, the THCI Subsidiaries) and the Acquirors on a per diem basis, so that THCI shall be responsible for those items of expense and credited with those items of income that are attributable to the period prior to the Applicable Closing Date and the Acquirors shall be responsible for those items of expense and credited with those items of income that are attributable to the period on or after the Applicable Closing Date: rents (including without limitation ground lease rent (if applicable), base rent, common area maintenance reimbursements, marketing fund contributions, operating expense and tax reimbursements, percentage rent and other additional rent) (collectively "RENTS"); prepaid and accrued expenses (including, without limitation, interest, ground rent, utility charges, water and sewer charges (unless such payment is to be made directly by any tenant), fees for licenses and permits, fuel, steam, gas and electricity charges, annual license, permit and inspection fees, payments under reciprocal easement agreements and payments to merchants associations and/or promotional funds maintained by THCI, and obligations under the Contracts assumed by the Acquirors; and real and personal ad valorem and other taxes and assessments ("AD VALOREM TAXES") against such Property; provided that:

          (i) If the Ad Valorem Taxes for the tax year in which the Applicable Closing occurs are not known or cannot reasonably be estimated, they shall be adjusted based on an estimate obtained using the then current assessed value of such Property as of the Applicable Closing Date and the tax rate and multiplier reflected by the most recent Ad Valorem Taxes due. After the Ad Valorem Taxes for the year in which the Applicable Closing occurs are known, adjustments shall be made between the parties.

          (ii) THCI shall have the right to control all tax certiorari and tax reduction proceedings relating to Properties conveyed (or the Properties associated with the Partnership Interests transferred) for tax years prior to and including the tax year in which the Applicable Closing Date occurs and shall keep the Acquirors informed with respect thereto. Any tax refund or credit obtained by THCI (net of any costs of obtaining such refund) attributable (A) to the period prior to the tax year in which the Applicable Closing Date occurs shall be paid, first, to any tenants of the Properties entitled thereto and, second, to THCI and (B) to the tax year in which the Applicable Closing Date occurs shall be apportioned between THCI and the Acquirors, with the portion allocable to THCI to be applied as provided in clause (A) and the balance paid to the Acquirors, subject, however, to the rights of tenants of the Properties entitled thereto. With respect to any proceeding in respect of a tax year in which the Applicable Closing Date occurs, THCI shall coordinate its efforts with the Acquirors, shall keep the Acquirors informed with respect thereto and shall not settle the same without the consent of the Acquirors, which consent shall not be unreasonably withheld or delayed. From and after the expiration of the tax year in which the Applicable Closing Date occurs, the Acquirors shall have the right to control all tax certiorari and tax reduction proceedings relating to Properties conveyed for tax years commencing with the tax year following the tax year in which the Applicable Closing Date occurs.

          (iii) The Acquirors shall take all steps necessary to effectuate the transfer of all utilities to an Acquiror's name as of the Applicable Closing Date and, where necessary, the Acquirors shall post deposits with the utility companies. THCI shall pay all utility charges accruing prior to the Applicable Closing Date and all utilities thereafter shall be paid for by the Acquirors. THCI shall be entitled to recover any and all deposits held by utility companies as of the Applicable Closing Date. To the extent that the Acquirors fail to make, where required, deposits to any such utility companies (or to make any deposits with other service providers) so as to prevent the timely release of THCI's deposits by the utility companies (or such other service providers) on the Applicable Closing Date, the aggregate amount of such deposits shall be credited to THCI. In such event, THCI's deposits shall be assigned to an Acquiror, which shall have the right to have the deposits released to it upon satisfaction of the conditions imposed by the utility companies (or such other service providers).

          (iv) THCI shall, at the Applicable Closing, credit the Acquirors for any Rents paid to THCI by the tenants of the applicable Property with respect to the period beginning on the Applicable Closing Date. No proration shall be made for Rents from tenants that are delinquent as of the Applicable Closing Date (the "TENANT DELINQUENT RENTS"). All Tenant Delinquent Rents collected on or after the Applicable Closing Date shall be allocated, first, to the then current month, next, to any other delinquency after the Applicable Closing Date, and, finally, to any other delinquency prior to the Applicable Closing Date. Any Tenant Delinquent Rents collected by the Acquirors after the Applicable Closing which are allocable to the period prior to the Applicable Closing Date shall be held in trust and forthwith paid by the Acquirors to THCI subject to and in accordance with the foregoing allocation provision. The Acquirors shall use their commercially reasonable efforts to collect all Tenant Delinquent Rents (other than the Tenant Delinquent Rents described in clause (e) of the definition of Excluded Property Assets), but in no event shall the Acquirors be obligated to commence legal proceedings for collection against any tenant. All rights to pursue collection of Tenant Delinquent Rents (other than the Tenant Delinquent Rents described in clause (e) of the definition of Excluded Property Assets) shall vest solely in the Acquirors. Any Rents paid to THCI by the tenants of the applicable Property on or after the Applicable Closing Date, other than Tenant Delinquent Rents described in clause (e) of the definition of Excluded Property Assets, shall be held in trust and forthwith paid by THCI to the Acquirors (subject, however, to the allocation of the same as set forth above). At the Applicable Closing, THCI shall deliver to the Acquirors a written certification identifying any Tenant Delinquent Rents.

          (v) All percentage rents for tenants' annual sales reporting periods (as defined in the tenant leases) ending prior to the Applicable Closing Date, including tenant leases terminated before the Applicable Closing, shall belong solely to THCI. Any percentage rent paid with respect to any tenant's annual sales reporting period that is in effect on the Applicable Closing Date (the "CURRENT REPORTING PERIOD") shall be adjusted by and between THCI and the Acquirors as hereinafter described. Percentage rent earned during each tenant's Current Reporting Period shall be prorated on the basis of the number of days in such annual sales reporting period that the Applicable Property was owned by THCI or the Acquirors and payments of THCI's share shall be made by the Acquirors following the end of the applicable sales reporting period, provided that (i) there shall be deducted from the amounts payable to THCI hereunder with respect to any tenant any sums previously collected by THCI from such tenant on account of percentage rent for the Current Reporting Period and (ii) if it shall be determined by the parties that THCI has collected more than its share of the percentage rent from such tenant, THCI shall immediately pay over the surplus to the Acquirors. After the Applicable Closing Date, the Acquirors shall deliver to THCI monthly status reports detailing collections of percentage rents for the Current Reporting Period.

          (vi) All security deposits (including any interest thereon to the extent payable to the applicable tenants) not theretofore properly applied to obligations under the applicable leases shall be delivered by THCI to the Acquirors at the Applicable Closing, or, in the alternative, THCI may elect to give the Acquirors a credit in the amount of such security deposits. THCI shall either assign its rights under all letters of credit security deposits to the Acquirors or, if any such letters of credit are not assignable, shall cooperate with the Acquirors in arranging for the transfer thereof to the Acquirors, and, pending such transfer, THCI shall act as the Acquirors' agent in presenting any draws under, and in otherwise administering such letters of credit.

          (vii)  [INTENTIONALLY OMITTED]

          (viii) THCI shall receive a credit for all reserves, deposits and escrows for taxes, insurance, interest, capital expenditures, tenant improvements, claims and any other reserves, deposits and escrows on deposit with any lender with respect to any indebtedness assumed by the Acquirors (or to which the Acquirors take subject) or any other Person other than any of the foregoing that is held (A) by insurers or (B) by Teachers as security for capital improvement obligations that remain unsatisfied as of the Applicable Closing Date.

          (ix) THCI's insurance policies on the applicable Property shall not be assumed by the Acquirors, but shall be canceled effective as of the Applicable Closing Date. The amount of the refunds payable to THCI in respect of such early cancellation of insurance policies on the applicable Property shall be the property of THCI. The Acquirors shall purchase and place their own insurance on the applicable Property as of Applicable Closing Date.

          (x) Common area maintenance reimbursements and charges payable under leases at the applicable Property with respect to the 1998 calendar year shall initially be apportioned between the parties at the Applicable Closing based on the 1998 budgeted amounts of common area maintenance reimbursement and other charges for such Property and on the number of days THCI owned the applicable Property during the 1998 calendar year. THCI shall prepare a statement showing the amounts collected from the tenants in respect of common area maintenance reimbursements and charges for the portion of the 1998 calendar year prior to the Applicable Closing Date, and shall furnish a copy of such statement to the Acquirors. To the extent the amount owing to THCI attributable to the portion of the 1998 calendar year prior to the Applicable Closing Date determined by means of such estimate shall be more than the amounts collected by THCI in respect of such 1998 calendar year common area maintenance reimbursements and charges, then the difference will be paid by the Acquirors to THCI at the Applicable Closing. To the extent the amount owing to THCI attributable to the portion of the 1998 calendar year through the Applicable Closing Date determined by means of such estimate shall be less than the amounts collected by THCI in respect of such 1998 calendar year common area maintenance reimbursements and charges, then the difference will be paid by THCI to the Acquirors at the Applicable Closing. A final recalculation of the actual amounts payable for common area maintenance reimbursements and other charges shall be made within 120 days after the end of the 1998 calendar year.

          (xi) The Acquirors shall receive a credit for unpaid tenant allowances (which shall include tenant improvement allowances, landlord contributions, lease takeover obligations and other payments to or for the benefit of tenants and periods of free rent after the Applicable Closing
     Date) and lease commissions applicable to all leases at the Property that were executed and delivered prior to the date of this Agreement (other than in connection with renewals or extensions, exercised or executed after the date of this Agreement, of leases executed on or prior to the date of this Agreement), the Acquirors shall assume all responsibility for the payment of such tenant allowances and lease commissions and all of the same shall constitute Assumed Property Liabilities.

          (xii) Amounts subject to redemption under gift certificates issued by THCI prior to the Applicable Closing Date and still outstanding as of the Applicable Closing shall be described in a schedule prepared by THCI and delivered to the Acquirors at the Applicable Closing. At the Applicable Closing, the aggregate amount of such issued and outstanding scheduled gift certificates shall be deposited in the bank accounts maintained by THCI and to be transferred over to the Acquirors at the Applicable Closing, to fund the redemption of such scheduled gift certificates. The Acquirors shall assume all liability for the redemption of such scheduled gift certificates.

          (xiii) To the extent that the interest being transferred in a Property at any Applicable Closing is an interest in a Partnership, the amounts to be apportioned hereunder shall be adjusted to reflect the amounts that THCI would receive or pay if such items of income or expense were paid by the applicable owner of the Property.

          (b) At each Applicable Closing, the net credit to THCI or the Acquirors, as applicable, resulting from the apportionments made pursuant to subsection (a) of this Section 2.07 for all Properties being transferred on such Applicable Closing Date shall be paid to THCI or the Acquirors, as applicable, by wire transfer of immediately available funds to a bank account or accounts designated by THCI or the Acquirors, such notice to be delivered not later than the second Business Day prior to such Applicable Closing Date.

          (c) In the event that any amounts to be prorated pursuant to Section 2.07(a) have not been finally determined on the Applicable Closing Date, a mutually satisfactory estimate of such amounts made on the basis of THCI's records or public records shall be used as a basis for settlement at the Applicable Closing, and the amounts finally determined will be prorated as of the Applicable Closing Date and appropriate settlement made as soon as practicable after such final determination, but in no event later than 120 days after the later of (i) the last day in the calendar year in which the Applicable Closing Date occurs or (ii) the last day of the Current Reporting Period that is the last Current Reporting Period to expire.

          (d) At the Initial Closing, the current assets and current liabilities of the Management Company shall be estimated in good faith by THCI, and THCI shall pay to the Acquirors the excess, if any, of such current liabilities over such current assets, or the Acquirors shall pay to THCI the excess, if any, of such current assets over such current liabilities. To the extent not known on the Initial Closing Date, the current assets and current liabilities shall be estimated on the best available information at the time and appropriate settlement made from time to time as the same are liquidated.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THCI

          THCI represents and warrants to the Acquirors as follows:

          SECTION 3.01. Incorporation and Authority; Ownership of Management Company Shares and Partnership Interests. (a) THCI is a corporation duly incorporated, validly existing and in good standing under the Laws of California and has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is to be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each THCI Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into each Ancillary Agreement to which it is to be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by THCI of this Agreement and each Ancillary Agreement to which it is to be a party, the performance by THCI of its obligations hereunder and thereunder and the consummation by THCI of the transactions contemplated hereby and thereby have been approved by all necessary action of the Board of Directors and stockholders of THCI. The execution and delivery by each THCI Subsidiary of each Ancillary Agreement to which it is to be a party, the performance by each THCI Subsidiary of its obligations thereunder and the consummation by each THCI Subsidiary of the transactions contemplated thereby will, prior to the Applicable Closing, have been approved by all necessary action of the Board of Directors and stockholders of such THCI Subsidiary. This Agreement has been and, at each Closing, each Ancillary Agreement delivered at such Closing to which THCI is a party will be, duly executed and delivered by THCI, and (assuming due authorization, execution and delivery by the Acquirors of this Agreement and of each Ancillary Agreement) this Agreement and such Ancillary Agreements constitute or will constitute, as the case may be, legal, valid and binding obligations of THCI enforceable against THCI in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all Laws relating to fraudulent transfers), moratorium or similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). At each Closing, each Ancillary Agreement delivered at such Closing to which a THCI Subsidiary is a party will be duly executed and delivered by such THCI Subsidiary and (assuming due authorization, execution and delivery by the Acquirors of such Ancillary Agreement) will constitute the legal, valid and binding obligation of such THCI Subsidiary enforceable against such THCI Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all Laws relating to fraudulent transfers), moratorium or similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each THCI Partnership (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to enter into each Ancillary Agreement to which it is to be a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each THCI Partnership of each Ancillary Agreement to which it is to be a party, the performance by each THCI Partnership of its obligations thereunder and the consummation by each THCI Partnership of the transactions contemplated thereby will, prior to the Applicable Closing, be approved by all necessary action on the part of such THCI Partnership. At each Closing, each Ancillary Agreement delivered at such Closing to which a THCI Partnership is a party will be duly executed and delivered by such THCI Partnership and (assuming due authorization, execution and delivery by the Acquirors of such Ancillary Agreement) will constitute the legal, valid and binding obligation of such THCI Partnership enforceable against such THCI Partnership in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all Laws relating to fraudulent transfers), moratorium or similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The authorized capital stock of the Management Company consists of 75,000 shares of Common Stock, par value US$1.00 per share, 10,000 shares of which (the "MANAGEMENT COMPANY SHARES") are issued and outstanding. THCI owns the Management Company Shares, free and clear of all Encumbrances, other than any Encumbrances arising out of, under or in connection with this Agreement and Encumbrances that will be released at or prior to the Initial Closing. The Management Company Shares are validly issued, fully paid and nonassessable.
None of the Management Company Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Management Company or obligating THCI or the Management Company to issue or sell any shares of capital stock of, or any other interest in, the Management Company. Upon consummation of the transactions contemplated by this Agreement and registration of the Management Company Shares in the name of the Acquirors in the stock records of the Management Company and assuming that the Acquirors shall have purchased the Management Company Shares for value, in good faith and without notice of any adverse claim, the Acquirors will own all the issued and outstanding capital stock of the Management Company free and clear of all Encumbrances, other than any Encumbrances resulting from any facts or circumstances relating solely to either Acquiror.

          (c) In the case of a transfer by a Partner of its Partnership Interest to the Acquirors, THCI represents and warrants to the Acquirors that such Partner owns such Partnership Interest in the applicable Partnership free and clear of all Encumbrances, other than any Encumbrances arising out of, under or in connection with this Agreement and Encumbrances that will be released at or prior to the Applicable Closing and inchoate Encumbrances under the applicable partnership agreement.

          (d) THCI or another THCI Subsidiary owns or, prior to the Applicable Closing, will own all of the outstanding capital stock of each THCI Subsidiary. In the case of a transfer by THCI or a THCI Subsidiary of Record Owner Shares to the Acquiror, THCI represents and warrants to the Acquirors that (i) THCI or a THCI Subsidiary owns such Record Owner Shares, free and clear of all Encumbrances, other than any Encumbrances arising out of, under or in connection with this Agreement and Encumbrances that will be released at or prior to the Applicable Closing, (ii) such Record Owner Shares are validly issued, fully paid and nonassessable, (iii) none of such Record Owner Shares was issued in violation of any preemptive rights, (iv) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Record Owner or obligating THCI, the Record Owner or any other THCI Subsidiary to issue or sell any shares of capital stock of, or any other interest in, the Record Owner, (v) upon consummation of the transactions contemplated by this Agreement and registration of the Record Owner Shares in the name of the Acquirors in the stock records of the Record Owner and assuming that the Acquirors shall have purchased the Record Owner Shares for value, in good faith and without notice of any adverse claim, the Acquirors will own all the issued and outstanding capital stock of the Record Owner free and clear of all Encumbrances, other than any Encumbrances resulting from any facts or circumstances relating solely to the Acquirors and (vi) the applicable Record Owner has not conducted any activities other than in connection with its ownership of Properties, Partnerships and Second Tier Partnerships, as the case may be, that shall have been transferred to the Acquirors prior to or at the same time as the transfer of such Record Owner Shares.

          (e) THCI or a THCI Subsidiary owns or, prior to the Applicable Closing, will own all of the Partnership Interests of each Record Owner that is a THCI Partnership. In the case of a transfer by THCI or a THCI Subsidiary of any Record Owner Partnership Interest to the Acquirors, THCI represents and warrants to the Acquirors that (i) THCI or a THCI Subsidiary owns such Record Owner Partnership Interest free and clear of all Encumbrances, other than any Encumbrances arising out of, under or in connection with this Agreement and Encumbrances that will be released at or prior to the Applicable Closing and inchoate Encumbrances under the partnership agreement of the applicable THCI Partnership and (ii) the applicable Record Owner has not conducted any activities other than in connection with its ownership of Properties, Partnerships and Second Tier Partnerships, as the case may be, that shall have been transferred to the Acquirors prior to, or are being transferred to the Acquirors at the same time as, the transfer of the Record Owner Partnership Interests in such Record Owner.

          SECTION 3.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Sections 3.03(a) and (b) of the THCI Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to an Acquiror, the execution, delivery and performance by THCI of this Agreement and by THCI, each THCI Partnership and each THCI Subsidiary of each Ancillary Agreement to which they are to be parties do not and will not (a) violate or conflict with the certificate of incorporation or by-laws (or similar organizational documents) of THCI, such THCI Partnership or such THCI Subsidiary, (b) except as would not have a Material Adverse Effect or a material adverse effect on the ability of THCI to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder, conflict with or violate any Law applicable to THCI, any THCI Partnership, any THCI Subsidiary, the Properties, the Management Company Shares or the Partnership Interests, or (c) except as described in
Section 3.02 of the THCI Disclosure Schedule or as would not have a Material Adverse Effect or a material adverse effect on the ability of THCI to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder, result in any breach of, or constitute a default (or event that, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, the Management Company Shares, the Partnership Interests or any of the Properties pursuant to, any Contract relating to the Management Company Shares, the Partnership Interests or the Properties to which THCI or any THCI Subsidiary, any THCI Partnership, any Partnership or any Second Tier Partnership is a party or by which the Management Company Shares, the Partnership Interests or any of the Properties is bound.

          SECTION 3.03. Consents and Approvals. (a) The execution and delivery by THCI of this Agreement and by THCI, each THCI Partnership and each THCI Subsidiary of each Ancillary Agreement to which they are to be parties do not or will not, as the case may be, and the performance by THCI of this Agreement and by THCI, each THCI Partnership and each THCI Subsidiary of each Ancillary Agreement to which they are to be parties will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) as described in Section 3.03(a) of the THCI Disclosure Schedule, (ii) the notification requirements of the HSR Act, if applicable, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect or a material adverse effect on the ability of THCI to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder and (iv) as may be necessary as a result of any facts or circumstances relating solely to an Acquiror.

          (b) The execution and delivery by THCI of this Agreement and by THCI, each THCI Partnership and each THCI Subsidiary of each Ancillary Agreement to which they are to be parties do not or will not, as the case may be, and the performance by THCI of this Agreement and by THCI, each THCI Partnership and each THCI Subsidiary of each Ancillary Agreement to which they are to be parties will not, require any third-party consents, approvals, authorizations or actions, except (i) as described in Section 3.03(b) of the THCI Disclosure Schedule or (ii) where failure to obtain such consents, approvals, authorizations or actions would not have a Material Adverse Effect or a material adverse effect on the ability of THCI to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder.

          SECTION 3.04. Personal Property. THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership owns, leases or has the legal right to use all personal property (whether tangible or intangible) currently employed in the operation of the applicable Property to be transferred pursuant to this Agreement, free and clear of all Encumbrances, except (a) as described in Section 3.04 of the THCI Disclosure Schedule or (b) where the failure to own, lease or have the legal right to use, or the Encumbrances on, such property would not have a Material Adverse Effect.

          SECTION 3.05. Litigation. As of the date hereof, except as described in Section 3.05 of the THCI Disclosure Schedule, there are no claims, actions, proceedings or investigations pending before any Governmental Authority or, to the knowledge of THCI, threatened against THCI or any THCI Subsidiary, THCI Partnership, Partnership, Second Tier Partnership or the Management Company and relating to the Properties, the Management Company Shares or the Partnership Interests that, if adversely determined, (a) would have a Material Adverse Effect, (b) would delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which THCI or any THCI Subsidiary, THCI Partnership, Partnership or Second Tier Partnership is a party or (c) would have a material adverse effect on the ability of THCI to consummate the transactions contemplated hereby or thereby or to perform any of its material obligations hereunder or thereunder. Except as described in
Section 3.05 of the THCI Disclosure Schedule, to the knowledge of THCI, neither THCI nor the Management Company or any THCI Partnership, THCI Subsidiary, Property, or Partnership Interest is subject to any order, writ, judgment, injunction, decree, determination or award relating to the Management Company or such Property or Partnership Interest that would have a Material Adverse Effect or a material adverse effect on the ability of THCI to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder.

          SECTION 3.06. Compliance with Laws. All Permits required for the current use of each Property have been issued and are currently in effect without violation, except (a) as described in Section 3.06 of the THCI Disclosure Schedule, (b) for the Expansion Properties (but only to the extent arising out of the expansion thereof) and for Fashion Outlet or (c) where the absence or violation of such Permits would not have a Material Adverse Effect. To the knowledge of THCI, no Property is under investigation for failure to comply with any Laws of any Governmental Authority pertaining to the use or occupancy of such Property, except where the matter being investigated, if adversely determined, would not have a Material Adverse Effect, and each Property is in compliance with, and not in violation of, any applicable Laws, except where the absence or failure to comply would not have a Material Adverse Effect. Except as described in Section 3.06 of the THCI Disclosure Schedule, to the knowledge of THCI, it has not received any written notice from any Governmental Authority or any other Person of a violation of the Americans with Disabilities Act and, notwithstanding anything to the contrary contained in this
Section 3.06, THCI makes no other representation herein with respect to compliance with the Americans with Disabilities Act or any rule, regulation or interpretation promulgated thereunder.

          SECTION 3.07. Taxes. (a) Except as described in Section 3.07(a) of the THCI Disclosure Schedule, (i) THCI or an Affiliate of THCI has filed or will file all material Tax Returns required to be filed with respect to Taxes pertaining to the ownership of the Property Assets or the operation of the Properties and the Partnerships and Second Tier

Partnerships in which THCI, a THCI Subsidiary, or a THCI Partnership is the managing general partner, (ii) all Taxes shown thereon as due have been or will be paid, (iii) neither THCI nor any Affiliate of THCI has received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of any Taxes pertaining to the ownership of the Property Assets or the operation of the Properties, which notice has not been satisfied by payment or been withdrawn, and to the knowledge of THCI, there are no claims with respect thereto that have been asserted or threatened against THCI or any Affiliate of THCI, and (iv) there are no agreements for the extension of time for the assessment of any such Taxes.

          (b) Except as described in Section 3.07(b) of the THCI Disclosure Schedule, (i) the Management Company has timely filed or been included in, or will timely file or be included in, all Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the Initial Closing Date, taking into account any extension of time to file granted to or obtained on behalf of THCI, any Affiliate of THCI or the Management Company, (ii) all Taxes shown thereon as due have been timely paid and (iii) no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Management Company.

          SECTION 3.08. Real Property. (a) Subject only to Permitted Encumbrances and as described in Section 3.08(a) of the THCI Disclosure Schedule, THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership, as the case may be, has good and valid leasehold interests in each Leased Real Property pursuant to valid and subsisting ground leases (collectively, the "GROUND LEASES"). Section 3.08(a) of the THCI Disclosure Schedule contains a list of the Ground Leases, true and complete copies of which have been made available to the Acquirors. Except as described in Section 3.08(a) of the THCI Disclosure Schedule, to THCI's knowledge (i) there exists no default (or event, condition or act that, with the giving of notice or lapse of time, or both, would become a default) of THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership under any Ground Lease other than a default that would not have a Material Adverse Effect, (ii) each Ground Lease is in full force and effect and (iii) all rents, additional rents and sums payable pursuant to each Ground Lease that were or are due and payable have been paid.

          (b) THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership, as the case may be, holds fee title to each Owned Real Property free and clear of all Encumbrances, other than (i) Encumbrances described in Section 3.08(b) of the THCI Disclosure Schedule and (ii) Permitted Encumbrances.

          (c) Except as described in Section 3.08(c) of the THCI Disclosure Schedule, no proceeding is pending or, to the knowledge of THCI, threatened for the taking or condemnation of all or any part of any Property.

          SECTION 3.09. Environmental, Health and Safety Matters. Except as described in Section 3.09 of the THCI Disclosure Schedule, (a) THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership, as applicable, holds all the environmental, health and safety Permits necessary for the use, occupancy or operation of each Property, except for such Permits the absence of which would not have a Material Adverse Effect, (b) THCI, the THCI Subsidiaries, the THCI Partnerships and the Partnerships are in compliance with Environmental Laws and all of their environmental, health and safety Permits with respect to the Properties, except as would not have a Material Adverse Effect, (c) except as would not have a Material Adverse Effect, neither THCI nor a THCI Subsidiary or a THCI Partnership, a Partnership or a Second Tier Partnership or, to the knowledge of THCI, any other Person, has released Hazardous Materials on or affecting on any of the Properties and (d) no Property is listed or proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on the Comprehensive Environmental Response, Compensation and Liability Information System list maintained by the United States Environmental Protection Agency or any similar state list of sites requiring investigation or cleanup, nor is THCI, any THCI Subsidiaries, THCI Partnerships, Partnerships or Second Tier Partnerships subject to any order to contribute to the remediation of such sites. Other than as set forth in Section 3.09 of the THCI Disclosure Schedule, neither THCI nor any THCI Subsidiary, or any THCI Partnership, Partnership, Second Tier Partnership or Property or, to the knowledge of THCI, any tenant or other occupant at a Property, is currently subject to an enforcement action, consent order, voluntary site remediation or similar proceeding related to Hazardous Materials or health and safety compliance brought by any federal, state or local agency having jurisdiction over such claims. Other than as set forth in Section 3.09 of the THCI Disclosure Schedule, none of THCI, any THCI Subsidiary, any THCI Partnership, any Partnership or any Second Tier Partnership is currently subject to any order to undertake, or is currently undertaking, the remediation or clean-up of any release of Hazardous Materials or violation of Environmental Laws in which the total costs (including remediation, fines, penalties, and fees of attorneys and consultants) exceed US$500,000.

          SECTION 3.10. Insurance. Insurance policies or binders of insurance or programs of self-insurance in the types and amounts listed in Section 3.10 of the THCI Disclosure Schedule are valid and currently in effect. THCI has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to its obligations under any such policies in any material respect.

          SECTION 3.11. Financial Information. For the year ended December 31, 1997, the NOI for Park Meadow, Horton Plaza, Parkway Plaza and Solano Mall, the NOI and the Pro Rata NOI for Bridgewater Commons, Towson Town Center, University Towne Centre, Fashion Place Mall, Oakridge Mall, Los Cerritos Center and Fox Hills Mall and the Pro Rata NOI for Valley Fair Mall, The Fashion Show Mall, The Village at Corte Madera, North County Fair, Santa Anita Fashion Park, Downtown Plaza, Capital Mall and Westdale Mall are, in each case, in all material respects as set forth in Section 3.11 of the THCI Disclosure Schedule.

          SECTION 3.12. Employee Benefit Matters. (a) Section 3.12(a) of the THCI Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements for the benefit of any person who will be an employee, officer or director of the Management Company immediately prior to the Initial Closing or in which the Management Company participates or to which it makes contributions immediately prior to the Initial Closing (collectively, the "EMPLOYEE
PLANS").

          (b) Except as set forth in Section 3.12(b) of the THCI Disclosure Schedule, none of the Employee Plans (i) is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which THCI, any THCI Partnership, any THCI Subsidiary or the Management Company could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"), (ii) provides for the payment by the Management Company of separation, severance, termination or similar-type benefits to any Person or obligates the Management Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code or (iii) provides for or promises retiree, medical, disability or life insurance benefits from the Management Company to any current or former employee, officer or director of the Management Company. Each Employee Plan is subject only to the laws of the United States or a political subdivision thereof.

          (c) Except as described in Section 3.12(c) of the THCI Disclosure Schedule, each Employee Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code. The Management Company has performed all material obligations required to be performed by it under and is not in any material respect in default under or in violation of any Employee Plan. To the knowledge of THCI, there is no default or violation by any party to any Employee Plan. No legal action, suit or claim is pending or, to the knowledge of THCI, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course) that could reasonably be expected to give rise to any material liability to the Management Company and, to the knowledge of THCI, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.

          (d) Except as described in Section 3.12(d) of the THCI Disclosure Schedule, each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any such Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

          (e) Except as described in Section 3.12(e) of the THCI Disclosure Schedule, none of THCI, any THCI Subsidiary, THCI Partnership or the Management Company has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could reasonably be expected to give rise to any such liability. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or, to the knowledge of THCI, is expected to occur with respect to any Employee Plan subject to Title IV of ERISA. No Employee Plan is subject to Title IV of ERISA.

          SECTION 3.13. Labor Matters. (a) Set forth in Section 3.13(a) of the THCI Disclosure Schedule is a list of each collective bargaining agreement or other labor union contract applicable to Transferred Employees.

          (b) Except as described in Section 3.13(b) of the THCI Disclosure Schedule, (i) there are no material controversies pending or, to the knowledge of THCI, threatened between the Management Company and any of its employees,
(ii) there are no material grievances outstanding against the Management Company under any such agreement or contract, (iii) there are no material unfair labor practice complaints pending against the Management Company before the National Labor Relations Board and (iv) as of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts pending or, to the knowledge of THCI, threatened, by or with respect to any employees of the Management Company.

          SECTION 3.14. Material Contracts. (a) Section 3.14(a) of the THCI Disclosure Schedule lists each of the following contracts and agreements of THCI, the THCI Partnerships, the THCI Subsidiaries, the Management Company and the Partnerships (each such contract and agreement, being a "MATERIAL CONTRACT"):

          (i) all management contracts with respect to the Properties and all amendments, supplements and modifications thereto;

          (ii) all documents evidencing or creating indebtedness secured by the Properties outstanding on the date of this Agreement ("EXISTING DEBT") and all related security agreements, mortgages and guarantees;

          (iii) the partnership agreements and all amendments, modifications and supplements thereto with respect to the Partnerships;

          (iv) all leases and all amendments, modifications and supplements thereto of major department stores that are tenants on the Properties;

          (v) all reciprocal easement agreements and reciprocal operating agreements and all amendments, modifications and supplements thereto with anchor tenants at the Properties; and

          (vi) all material disposition and development agreements and owner participation agreements with any Governmental Authority.

          (b) True and complete copies of the Material Contracts have been made available to the Acquirors. Except with respect to Material Contracts described in Section 3.14(a)(vi), as to which no representation or warranty is made, and except as disclosed in Section 3.14(b) of the THCI Disclosure Schedule or as would not have a Material Adverse Effect (i) each Material Contract is valid and binding on the respective parties thereto and is in full force and effect, (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.03(b) of the THCI Disclosure Schedule are not obtained, each Material Contract shall continue in full force and effect without penalty or other adverse consequence,
(iii) neither THCI nor any THCI Subsidiary or any THCI Partnership is in breach of, or default under, any Material Contract and (iv) to the knowledge of THCI, no other party to any Material Contract is in breach thereof or default thereunder.

          (c) The aggregate amount of Existing Debt outstanding as of March 31, 1998 with respect to each of the Properties is set forth in Section 3.14(c) of the THCI Disclosure Schedule.

          SECTION 3.15. The Management Company. Except as would not have a Material Adverse Effect, the Management Company will, on the Initial Closing Date, own or lease or have the legal right to use all such properties, assets and rights as are necessary in the conduct of its business as currently conducted. The Management Company's assets are maintained in accordance with business practices generally accepted in the industry, and are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used.

          SECTION 3.16. Brokers. Except for Merrill Lynch & Co. and J.P. Morgan Securities Inc. (collectively, the "THCI FINANCIAL ADVISORS"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of THCI, any THCI Partnership or any THCI Subsidiary. THCI is solely responsible for the fees and expenses of the THCI Financial Advisors.

          SECTION 3.17. Rent Rolls. THCI has delivered to Acquirors a rent roll for each Property, copies of which are attached as Section 3.17 of the THCI Disclosure Schedule (collectively, the "RENT ROLLS"), which Rent Rolls are true, accurate and complete in all material respects as to all matters set forth therein as of the respective dates thereof.

          (a) As of the respective dates of the Rent Rolls, all of the leases reflected in the Rent Rolls are in full force and effect except as specifically identified in the Rent Rolls;

          (b) As of the respective dates of the Rent Rolls, except as disclosed in the rent roll or in Section 3.17 of the THCI Disclosure Schedule, no tenant has delivered written notice (not heretofore substantially complied with in all material respects or withdrawn) asserting any material claim or basis for any material claim for reduction, deduction, or set-off against the rent under any lease;

          (c) As of the respective dates of the Rent Rolls, except as disclosed in the Rent Rolls or in Section 3.17 of the THCI Disclosure Schedule, to the knowledge of THCI, there is no material default by THCI, a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership in the performance of any material obligations under any lease or events that, but for the lapse of time or the giving of notice, or both, would constitute such a default by THCI, such THCI Subsidiary, THCI Partnership, Partnership or Second Tier Partnership;

          (d) No tenant has an option, right of refusal or other contractual right to purchase all of any portion of any Property.

          SECTION 3.18. Other Assets. Except for the Excluded Assets, neither THCI nor any THCI Subsidiary or THCI Partnership or any of their respective Affiliates owns any interest, or has an option to acquire any interest in (i) any of the Properties, Partnerships or Second Tier Partnerships that is not subject to the terms of this Agreement, or (ii) any land adjacent to the Properties that was acquired for purposes of the expansion of any of the Properties.

          SECTION 3.19. No Material Defects. To THCI's knowledge, and except as set forth on Section 3.19 of the THCI Disclosure Schedule, there are no defects in the roof, foundation, structural, mechanical or HVAC systems and masonry walls in any of the Properties that would have a Material Adverse Effect.

          SECTION 3.20. Participations. Except as disclosed in Section 3.20 of the THCI Disclosure Schedule, no third party is entitled to receive any interest, rent or other payments from THCI or any THCI Subsidiary, THCI Partnership, any Partnership or Second Tier Partnership calculated based on the cash flow, receipts or income of any of the Properties.


                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE ACQUIRORS

          Each Acquiror, severally but not jointly, represents and warrants to THCI as follows:

          SECTION 4.01. Incorporation and Authority. Such Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is to be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Acquiror of this Agreement and each Ancillary Agreement to which it is to be a party, the performance by such Acquiror of its obligations hereunder and thereunder and the consummation by such Acquiror of the transactions contemplated hereby and thereby have been approved by all necessary action of the Board of Directors and stockholders of such Acquiror. This Agreement has been, and, at each Closing, each Ancillary Agreement delivered at such Closing to which such Acquiror is a party will be, duly executed and delivered by such Acquiror, and (assuming due authorization, execution and delivery by THCI of this Agreement and by THCI, a THCI Partnership or a THCI Subsidiary, as the case may be, of such Ancillary Agreement) this Agreement and such Ancillary Agreements constitute or will constitute, as the case may be, legal, valid and binding obligations of such Acquiror enforceable against such Acquiror in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all Laws relating to fraudulent transfers), moratorium or similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, and except as may result from any facts or circumstances relating solely to THCI, any THCI Partnership or any THCI Subsidiary, the execution, delivery and performance by such Acquiror of this Agreement and by such Acquiror of the respective Ancillary Agreements to which it is a party do not and will not (a) violate or conflict with the certificate of incorporation or by-laws (or similar organizational documents) of such Acquiror, (b) except as would not have a material adverse effect on the ability of such Acquiror to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder, conflict with or violate any Law applicable to such Acquiror, or (c) except as would not have a material adverse effect on the ability of such Acquiror to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the assets or properties of such Acquiror pursuant to, any Contract relating to such assets or properties to which such Acquiror or any of its subsidiaries is a party or by which any of such assets or properties is bound.

          SECTION 4.03. Consents and Approvals. (a) The execution and delivery by such Acquiror of this Agreement and each Ancillary Agreement to which it is a party do not or will not, as the case may be, and the performance by such Acquiror of this Agreement and each Ancillary Agreement to which it is to be a party will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except
(i) the notification requirements of the HSR Act, if applicable, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a material adverse effect on the ability of such Acquiror to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder and (iii) as may be necessary as a result of any facts or circumstances relating solely to THCI, any THCI Partnership or any THCI Subsidiary.

          (b) The execution and delivery by such Acquiror of this Agreement and the Ancillary Agreements to which it is to be a party do not or will not, as the case may be, and the performance by such Acquiror of this Agreement and the Ancillary Agreements to which it is to be a party will not, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of such Acquiror to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its material obligations hereunder or thereunder.

          SECTION 4.04. Litigation. There are no claims, actions, proceedings or investigations pending or, to the knowledge of such Acquiror, threatened against such Acquiror that seek to delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or which would have a material adverse effect on the ability of such Acquiror to consummate the transactions contemplated hereby or thereby or to perform any of its material obligations hereunder or thereunder.

          SECTION 4.05. Financing. Such Acquiror has or has available to it all funds necessary to consummate the transactions contemplated by this Agreement.

          SECTION 4.06. Brokers. Except for Goldman Sachs & Co. (the "WEA FINANCIAL ADVISORS"), which is acting as financial advisor to WEA in connection with the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Acquiror. WEA is solely responsible for the fees and expenses of the WEA Financial Advisors.

          SECTION 4.07. Investment Intent. Such Acquiror is acquiring the Management Company Shares and, if transferred to such Acquiror, the Partnership Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          SECTION 5.01. THCI Conduct of Business Prior to the Applicable Closing. (a) THCI covenants and agrees that, between the date hereof and the Initial Closing Date, THCI shall operate the Management Company and the Properties managed by the Management Company or any other Affiliate of THCI in the ordinary course and consistent with THCI's prior practice, including by keeping the Properties insured substantially as described in Section 3.10, except:

          (i) as described in Section 5.01(a)(i) of the THCI Disclosure Schedule or as otherwise contemplated by this Agreement;

          (ii) the assets described on Exhibit 5.01(a)(ii) may be transferred from the Management Company prior to the Initial Closing;

          (iii) the assets described on Exhibit 5.01(a)(iii) may be transferred to the Management Company prior to the Initial Closing;

          (iv) management contracts may be amended to provide that, in the event that any Property or Partnership Interest is not transferred to the Acquirors pursuant to this Agreement, the management contract relating to the applicable Property may be terminated at any time by the applicable Partnership or Second Tier Partnership upon 30 days' prior written notice;

          (v) THCI and any THCI Partnership, THCI Subsidiary, Partnership and Second Tier Partnership may each enter into, amend, modify, or terminate any lease, sublease, reciprocal easement agreement, easement or other agreement relating to any Property if (A) failure to do so would result in a breach of a contractual obligation to a third party or breach of a fiduciary obligation to another partner, (B) the agreement is approved by the Acquirors, which approval may not be unreasonably withheld or delayed with respect to leases (other than anchor tenant leases) or (C) such leases (other than anchor tenant leases) are consistent with leasing guidelines approved by the Acquirors, which approval, may not be unreasonably withheld or delayed, provided that with respect to an anchor tenant, no anchor tenant agreement may be entered into, modified, amended or terminated without the consent of the Acquirors, which may be withheld in their sole discretion; and

          (vi) THCI and any THCI Partnership, THCI Subsidiary, Partnership and Second Tier Partnership may repay or refinance all or any portion of any Existing Debt (other than in respect of Solano Mall, where a prepayment is prohibited by the terms thereof or Existing Debt in Partnerships where the interest to be acquired is a Partnership Interest) regardless of any prepayment restrictions that may apply; provided, however, that (A) the terms and conditions of any refinancing shall be at least as favorable as such terms and conditions as are generally available in the market at the time of refinancing for similar loans, (B) the principal amount of the Existing Debt on the date hereof shall not be increased as a result of any such refinancing and (c) the refinancing shall provide that the interest to be paid shall be a floating rather than a fixed rate and that there shall be no prepayment fee thereunder (a prepayment permitted under this clause with respect to the Existing Debt described in Section 5.01(a)(vi) of the THCI Disclosure Schedule being referred to as a "QUALIFIED PREPAYMENT").

          (b) In furtherance and not in limitation of the foregoing, THCI covenants and agrees that, except as described in Section 5.01(a), in Section 5.01(d) or in Section 5.01(a) of the THCI Disclosure Schedule, it will not, prior to the Applicable Closing, without the consent of the Acquirors, (i) make any material change in operating policies and procedures used by THCI with respect to the Properties managed by THCI, any THCI Partnership or any THCI Subsidiary, (ii) in the case of the Expansion Properties, incur Expansion Costs in excess of the aggregate amount specified in the budget described in Section 5.01(b) of the THCI Disclosure Schedule, (iii) commence any new expansion or redevelopments; (iv) sell or contract to sell any of the Properties or Partnership Interests; (v) apply for or consent to the modification of any zoning of a Property; or (vi) amend, modify or terminate any of the Material Contracts.

          (c) THCI shall continue to be solely responsible for, and THCI shall use its commercially reasonable efforts in, continuing to completion the construction of Fashion Outlet, generally in accordance with the development plan for Fashion Outlet previously delivered by THCI to the Acquirors. The Closing for Fashion Outlet shall not occur prior to completion of construction of Fashion Outlet by THCI. THCI shall be obligated to pay for all hard and soft costs incurred in connection with the construction of Fashion Outlet. As THCI is not the general contractor of Fashion Outlet, THCI shall not warrant the workmanship, design or construction of all or any part of Fashion Outlet, it being expressly understood that the Acquirors are assuming the risk thereof, but all warranties and guaranties of the general contractor shall be assigned to the Acquirors at the Applicable Closing and THCI shall advise the Acquirors of the times when the final punch list is to be prepared so as to permit the Acquirors to participate in the preparation thereof. In addition, at the Applicable Closing, THCI shall pay to the Acquirors in respect of any space that is not leased at that time the budgeted cost for the initial lease up of such portion of the Property, including, without limitation, tenant allowances and brokerage commissions.

          (d) THCI shall have the right to cause Midway Associates to transfer its interest in the Corte Madera Partnership to an entity that is wholly owned, directly or indirectly, by THCI (the "NEW ENTITY"), and, in such event, from and after the date of transfer, the New Entity shall be deemed for all purposes of this Agreement to be the Partner in the Corte Madera Partnership.

          (e) As promptly as is reasonably practicable after the date hereof, provided that there is no material adverse consequence to either Acquiror as a result thereof and that all requisite lender consents and other third party consents have been obtained, the Acquirors and

THCI shall cause the dissolution of EWH Escondido Associates, L.P. (North County
Fair) and H-S Las Vegas Associates (Fashion Show) and cause the applicable Properties to be distributed to the partners in such Partnerships as tenants-in-common. Each of THCI and the Acquirors shall cause its respective co-tenants to enter into tenancy-in-common agreements for such Properties that contain the same substantive terms as the applicable partnership agreements for such Properties, except for such modifications as are reasonably required to reflect the difference in ownership structure so as to create, to the extent practicable, the same types of rights and obligations as the parties had as partners in the Partnerships (including, without limitation, restrictions on the mortgaging of such tenancy-in-common interests and waivers of the rights of partition). THCI shall pay any transfer taxes and legal fees and other fees of consultants incurred in connection with any transfers of such TC Interest which occur prior to the 6 month anniversary of the Applicable Closing Date other than the transfer taxes, legal fees and other fees of consultants that would have been incurred by the Aquirors had the Partnership Interest been transferred instead of the TC Interest. At the Applicable Closing, the Acquirors shall cause an Affiliate of either Acquiror to purchase the TC Interest of the applicable Co-Tenant (and, at such time, all amounts owed between the co-tenants shall be settled) and, thereafter, the Acquirors shall cause each associated Property to continue to be held as a Tenancy under the applicable tenancy-in-common agreement until the earlier of the sale to an unaffiliated third party by the applicable Acquiror's associated co-tenants of the entire Property Assets associated with such Property or January 1, 2001; provided that nothing contained herein shall prevent Acquiror's associated co-tenants from transferring partial co-tenancy interests in each associated Property. In the event that the conversion of either such Property to a Tenancy has not been consummated on or prior to November 15, 1998, then, in lieu of transferring the TC Interest in such Tenancy, THCI shall be obligated to transfer to the Acquirors, and the Acquirors shall be obligated to purchase, the Partnership Interest associated with such Property, and in determining the Adjusted Allocated Purchase Price for such Partnership Interest, the amount in clause
(b)(i) of the definition of Adjusted Allocated Purchase Price shall be the "100% Amount" for such TC Interest.

          SECTION 5.02. Investigation. (a) The Acquirors acknowledge and agree that they (i) have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Properties, the Management Company and the Partnership Interests and (ii) will not assert any claim against THCI or any THCI Subsidiary or THCI Partnership or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold THCI or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to such information furnished by THCI or such Persons concerning the Properties, the Management Company or the Partnership Interests, other than any inaccuracies or misstatements in the representations and warranties contained in this Agreement. The Acquirors acknowledge that THCI has not made any representation or warranty with respect to any estimates, projections, forecasts, plans or budgets that may have been made available to or discussed with the Acquirors.

          (b) The Acquirors acknowledge and agree that, except as expressly set forth in this Agreement, the Acquirors are acquiring each Property, the Management Company Shares and each Partnership Interest in its "as is" condition "subject to all faults" and specifically and expressly without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from or on behalf of THCI. The Acquirors acknowledge that, except as expressly set forth in this Agreement, the Acquirors have not relied and are not relying on any information, document, reports, sales brochure or other literature, maps or sketches, financial information, projections, estimates, forecasts, plans, budgets, pro formas or statements that may have been given by or made by or on behalf of THCI. The Acquirors further acknowledge that, except as otherwise expressly set forth herein, all materials relating to the Properties, the Management Company Shares and the Partnership Interests that have been provided by THCI (including, without limitation, the Real Estate Records and any reports prepared by any consultants) have been provided without any warranty or representation, expressed or implied, as to their content, suitability for any purpose, accuracy, truthfulness or completeness, and the Acquirors shall not have any recourse against THCI, any THCI Partnership or any THCI Subsidiary or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives for any information in the event of any errors therein or omissions therefrom.

          SECTION 5.03. Access to Information. (a) Within 15 days after the date of this Agreement, THCI shall deliver to the Acquirors a list setting forth, to the knowledge of THCI, all corporations, partnerships, limited liability companies and other entities in which a THCI Subsidiary, a THCI Partnership, a Partnership or a Second Tier Partnership owns a beneficial interest that may be directly or indirectly acquired by the Acquirors pursuant to the terms of this Agreement. From the date hereof until the Applicable Closing, upon reasonable notice, THCI shall, and shall cause each THCI Partnership and THCI Subsidiary and each of their respective officers, directors, employees, auditors and agents to, (i) afford the officers, employees, authorized agents and representatives of the Acquirors reasonable access, during normal business hours, to the offices, properties, books and records of THCI, the THCI Partnerships and the THCI Subsidiaries relating to the Properties, the Management Company and the Partnership Interests and (ii) furnish to the officers, employees and authorized agents and representatives of the Acquirors such additional financial and operating data and other information regarding the Properties, the Management Company and the Partnership Interests as the Acquirors may from time to time reasonably request; provided, however, that (A) such investigation shall not unreasonably interfere with any of the businesses or operations of THCI or any of its Affiliates (including the THCI Partnerships and the THCI Subsidiaries) or the Properties, the Partnerships or the Second Tier Partnerships, (B) the Acquirors shall not, prior to the Applicable Closing, have any contact whatsoever with respect to the Properties or the Partnership Interests or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, anchor department store or other tenant of THCI or any THCI Partnership, THCI Subsidiary, Partnership or Second Tier Partnership except in consultation with THCI and then only with the express prior approval of THCI, which approval shall not be unreasonably withheld, and (C) all requests by the Acquirors for access or information pursuant to this Section 5.03 shall be submitted or directed exclusively to an individual to be designated by THCI. The Acquirors shall not be permitted to conduct any invasive tests on any Property without THCI's prior written consent. The Acquirors agree to indemnify THCI from and against any and all losses, damages or claims suffered by THCI as a result of any investigations or inspections made by the Acquirors.

          (b) In order to allow THCI to investigate whether the payments required pursuant to Section 2.07(c) have been made correctly, to facilitate the resolution of any third party claims and to prepare documents required to be filed by THCI with Governmental Authorities, after an Applicable Closing, upon reasonable notice, the Acquirors shall (i) afford the officers, employees and authorized agents and representatives of THCI reasonable access, during normal business hours, to the books and records of the Acquirors relating to the assets transferred and the liabilities assumed at such Closing, (ii) furnish to the officers, employees and authorized agents and representatives of THCI such additional financial and other information regarding such assets and liabilities as THCI may from time to time reasonably request and (iii) make available to THCI (at THCI's cost and expense) the employees of the either Acquiror whose assistance, testimony or presence is deemed necessary by THCI, in its reasonable judgment, to assist THCI in evaluating or defending any such claims, including as witnesses in hearings or trials for such purposes.

          (c) The Acquirors agree that they shall preserve and keep all books and records in respect of the Properties, the Management Company and the Partnership Interests in the Acquirors' possession for a period of at least five years from the last Closing Date. After such five-year period, before either Acquiror shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by such Acquiror to THCI, and THCI shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as THCI may select. During such five-year period, duly authorized representatives of THCI shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

          SECTION 5.04. Confidentiality. The terms of the letter agreements dated March 4, 1998 and March 3, 1998, respectively (together, the "CONFIDENTIALITY AGREEMENTS") between each of Rouse and WEA, on the one hand, and TrizecHahn Corporation, on the other hand, are hereby incorporated by reference and shall continue in full force and effect until the last Closing, at which time such Confidentiality Agreements and the obligations of the parties under this Section 5.04 shall terminate, provided that the provisions relating to the solicitation of employees shall survive in accordance with the provisions of the Confidentiality Agreement, except with respect to Transferred Employees. If this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreements shall continue in full force and effect thereafter in accordance with their respective terms.

          SECTION 5.05. Regulatory and Other Authorizations; Consents. (a) THCI shall use its good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and each Ancillary Agreement (including, without limitation, the consent of (i) Governmental Authorities, (ii) landlords under the Ground Leases, (iii) lenders (including lenders of Existing Debt or any refinancings thereof), (iv) partners in any Partnership or Second Tier Partnership, (v) redevelopment authorities and
(vi) tenants at any Property), and the Acquirors shall cooperate fully with THCI in promptly seeking to obtain all such authorizations, consents, orders and approvals. If required by the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

          (b) The Acquirors shall use their good faith commercially reasonable efforts to assist THCI in obtaining the consents of third parties listed in
Section 3.03(b) of the THCI Disclosure Schedule, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the Contracts with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome, in any material respect, any Liabilities assumed by such party with respect to such Contracts) and (iii) executing agreements to effect the assumption of such Contracts on or before the Applicable Closing.

          (c) In the event that THCI is unable to obtain any consent referred to in Section 5.05(a) or (b) prior to December 31, 1998, THCI may elect not to sell the affected Property or Partnership Interest, as applicable, and such Property or Partnership Interest shall no longer be subject to this Agreement, and the terms of this Agreement shall be modified accordingly.

          (d) The Acquirors shall use their good faith, commercially reasonable efforts to cause THCI and each of its Affiliates to be released as of the Applicable Closing, or as soon thereafter as possible, from all guaranties, guaranty obligations, indemnities and indemnity obligations of THCI and such Affiliates relating principally to the transferred Properties and applicable to the period subsequent to the Applicable Closing. The Acquirors shall cause to be issued as of the Applicable Closing, or as soon thereafter as possible, letters of credit, surety bonds and similar instruments in substitution of letters of credit, surety bonds and similar instruments furnished by THCI and any of its Affiliates relating principally to the Properties. The Acquirors agree to indemnify THCI and each of its Affiliates for any and all Losses incurred by THCI and any such Affiliate arising out of any such guaranties, guaranty obligations, indemnities, indemnity obligations, letters of credit, surety bonds and similar instruments, except to the extent related to occurrences prior to the Applicable Closing.

          SECTION 5.06. Notification to Governmental Authorities. The Acquirors and THCI shall cooperate to provide notification, promptly after each Closing, and in any event not later than when due, to each Governmental Authority responsible for the regulatory supervision and administration of the Properties.

          SECTION 5.07. Bulk Transfer Laws. The Acquirors hereby waive compliance by THCI, each THCI Partnership and each THCI Subsidiary with the provisions of any so-called bulk transfer Laws of any jurisdiction in connection with the sale to the Acquirors of the Property Assets. THCI shall indemnify and hold harmless the Acquirors against any and all liabilities (including Tax liabilities) that may be asserted by third parties against the Acquirors as a result of noncompliance by THCI, a THCI Partnership or a THCI Subsidiary with any such bulk transfer Law (except for those assumed by the Acquirors hereunder or in any Assumption Agreement).

          SECTION 5.08. Use of Name or Other Intellectual Property. The Acquirors acknowledge that they are not acquiring, pursuant to this Agreement, any rights with respect to any of the THCI Names and Marks. Within 60 calendar days after the Applicable Closing, the Acquirors shall remove or obliterate from all of the Property Assets and all assets of the Management Company (including signs, stationery, packaging, labels and other materials) all THCI Names and Marks. The Acquirors shall not use or put into use after the Applicable Closing any signs, stationery, labels or other materials that bear any THCI Names and Marks. Any signs, stationery, labels and other materials containing any THCI Names and Marks shall, at the option of THCI upon due notification, be promptly returned to THCI, in which case the cost of their removal and return shall be shared equally between the Acquirors and THCI, or, with THCI's written consent, destroyed or otherwise permanently disposed of. Immediately after the Initial Closing, the Acquirors shall change the name of the Management Company to a name that does not include any of the THCI Names and Marks.

          SECTION 5.09. Partnership Interests. THCI will use good faith, commercially reasonable efforts (but without obligation, except as contemplated by this

Agreement, to expend funds or to commence legal proceedings) to cause each Property listed in Section 5.09 of the THCI Disclosure Schedule to be sold to Acquirors, including the initiation of buy-sell arrangements, requests for waivers or consents and/or direct negotiations. Notwithstanding the foregoing, THCI gives no assurance as to the outcome of such actions. In the event that THCI is unsuccessful in arranging for a sale to the Acquirors of any such Property, THCI shall, subject to Section 5.10, sell to the Acquirors its Partnership Interest related to such Property and, if applicable, the provisions of Exhibit B shall apply thereto.

          SECTION 5.10. Special Provisions Relating to Rights of First Refusal; Buy/Sells. (a) The Acquirors hereby waive and agree to cause their respective Affiliates to waive, any rights of first refusal such Persons may have under the partnership agreements or any other agreements relating to the Fashion Show Partnership and the North County Fair Partnership with respect to the transactions contemplated by this Agreement. The Acquirors acknowledge that, as a condition to the applicable Partner's ability to transfer to the Acquirors certain Properties or the related Partnership Interests, such Partner may be required to (or in the case of a buy/sell, may elect but is not obligated to) either (i) offer the Partnership Interest for sale to one or more partners of such Partner (each, an "OTHER PARTNER") in accordance with certain rights of first refusal or buy/sell provisions contained in the applicable partnership agreement or (ii) obtain the consent of one or more Other Partners to the sale of the Property to the Acquirors and, in either such case, one or more Other Partners has the right to purchase the Partnership Interest of such Partner in accordance with the applicable partnership agreement. THCI agrees to offer the applicable Partnership Interests to the Other Partner or Other Partners in accordance with the applicable partnership agreement or to request the consent of the Other Partner or Other Partners, as the case may be, in each case in accordance with and is required by the applicable partnership agreement. THCI will use commercially reasonable good faith efforts (but without obligation to expend funds or to commence legal proceedings) to obtain all required consents. With respect to each Property identified in Section 5.10 of the THCI Disclosure Schedule, the terms of this Agreement are hereby modified and amended in the manner provided in Section 5.10 of the THCI Disclosure Schedule. In addition, for purposes of clarification, in the event that an Other Partner elects to purchase the Partnership Interest of such Partner, then, with respect to such Partnership Interest and the related Property only, (X) the Threshold Amount (as used with respect to the purchase of the Partnership Interest by such Other Partner) shall be an amount equal to 1% of the Adjusted Allocated Purchase Price for such Partnership Interest and the Maximum Amount shall be an amount equal to 10% of such Adjusted Allocated Purchase Price and (Y) the definition of Material Adverse Effect (as used with respect to the purchase of the Partnership Interest by such Other Partner) shall mean any change in or effect on the applicable Property (and not the Properties taken as a whole) that is (individually or in the aggregate with any other changes therein or effects thereon that would be specifically addressed by a representation or warranty about such Property contained in this Agreement but for a "Material Adverse Effect" exception or qualification thereto), materially adverse to such Property or to the results of operations of such Property, other than changes resulting from the matters specified in clauses (a) through (e) of the definition of Material Adverse Effect. In addition, in the event that an Other Partner elects to purchase the Partnership Interest of such Partner, the terms of this Agreement shall automatically be modified and amended as follows with respect to such Partnership Interest and the related Property only:

          (1) THCI (and such Partner) shall not be obligated to sell to the Acquirors, and the Acquirors shall not be obligated to purchase from THCI, such Property or Partnership Interest;

          (2) the purchase price payable by the Acquirors at the Applicable Closing shall be reduced accordingly; and

          (3) if the Other Partner elects not to purchase such Partnership Interest, then the Acquirors shall be obligated to purchase such Partnership Interest or the related Property, as the case may be, subject to all of the terms and conditions of this Agreement but excluding the terms of this Section 5.10.

          (b) THCI, by notice to the Acquirors to such effect, shall have the right to elect to have the Acquirors acquire the Partnership Interest of DPA in "Plaza" in lieu of the stock of DPA if the consent of the Other Partners in said Partnership to the substitution of the Acquirors as partners in said Partnership is obtained. In such event, THCI shall have the right to submit such interest to the right of first refusal in favor of the Other Partners in such Partnership in accordance with the terms of the applicable partnership agreement.

          SECTION 5.11. Tenancy-in-Common Interests. (a) In the case of Partnership Interests to be transferred hereunder, THCI may elect, in its sole discretion, to dissolve and liquidate the assets of any Partnership or Second Tier Partnership as a result of which the applicable Partner will become a Co-Tenant and receive a TC Interest in the applicable Property in lieu of a Partnership Interest in such Property. In that event, THCI shall be obligated to convey to the Acquirors, and the Acquirors shall be obligated to purchase from THCI, such TC Interest, subject to all the other terms and conditions of this Agreement relating to the transfer by THCI to the Acquirors of a Partnership Interest, with the following modifications:

          (i) the TC Interest shall be held by the Co-Tenant pursuant to a tenancy-in-common agreement that contains the same substantive terms as the applicable partnership agreement for such Property, except for such modifications as are reasonably required to reflect the difference in ownership structure so as to create, to the extent practicable, the same types of rights and obligations as the parties had as partners in the Partnership or Second Tier Partnership (including, without limitation, restrictions on the mortgaging of such TC Interest and waivers of the right of partition);

          (ii) the purchase price for the TC Interest shall be calculated in accordance with the definition of Adjusted Allocated Purchase Price as it relates to Partnership Interests, except that the amount in clause (b)(i) thereof shall be calculated by determining the amount that would be payable to a Co-Tenant holding a TC Interest pursuant to the terms of the applicable tenancy-in-common agreement, if the applicable Property Assets had been sold for a purchase price (assuming no brokerage commissions, transfer taxes or other transfer costs) equal to the applicable amount set forth in Section 1.01(A) of the THCI Disclosure Schedule in a sale where
     (A) apportionments of the type specified in Section 2.07 had been made and
     (B) all joint and several indebtedness of the Co-Tenant and its co-tenant (and all indebtedness secured by a mortgage on the entire Property) had been paid in full;

          (iii) the Assumed Debt Amount for the TC Interest shall include all indebtedness of the Co-Tenant, other than indebtedness for which the Co-Tenant and its co-tenant are jointly and severally liable and indebtedness secured by a mortgage on the entire Property;

          (iv) for purposes of THCI's representations and warranties hereunder and THCI's closing deliveries, the TC Interest shall be treated as Owned Real Property or Leased Real Property, as applicable, and the rights of the other co-tenant shall be deemed a Permitted Encumbrance; and

          (v) THCI shall pay any transfer taxes, legal fees and other fees of consultants incurred in connection with transfers of such TC Interest which occur prior to the six-month anniversary of the Applicable Closing Date other than transfer taxes, legal fees and other fees of consultants that would have been incurred by the Acquirors had the Partnership Interest been transferred instead of the TC Interest.

          (b) In the case of a transfer of Property Assets hereunder that are currently owned by a Partnership or a Second Tier Partnership, prior to the Closing for such Property Assets, THCI shall have the right to cause the applicable Partnership or Second Tier Partnership that holds such Property Assets to dissolve and liquidate the assets of such Partnership or Second Tier Partnership and distribute to the partners tenancy-in-common interests in the Property Assets. In such event, (i) THCI shall cause all such tenancy-in-common interests in such Property Assets to be transferred to the applicable Acquiror at the Applicable Closing in consideration of the Adjusted Allocated Purchase Price for such Property, (ii) the Assumed Debt Amount and all of THCI's representations and warranties hereunder shall apply with respect to all such tenancy-in-common interests as if such tenancy-in-common interests were a Property, and (iii) THCI shall pay any transfer taxes, legal fees and other fees of consultants incurred in connection with transfers of such tenancy-in-common interests which occur prior to the six-month anniversary of the Applicable Closing Date other than transfer taxes, legal fees and other fees of consultants that would have been imposed had the Property been transferred instead of the tenancy-in-common interests.

          SECTION 5.12. Liquidated Damages. If, after receiving the Initial Closing Date Notice or a Subsequent Closing Date Notice, the Acquirors shall, in breach of this Agreement, fail to acquire the Properties and Partnership Interests specified therein on the Closing Date therefor specified pursuant to
Section 2.01, the Acquirors shall pay to THCI an amount equal to 10% of the aggregate Allocated Purchase Price for such Properties and Partnership Interests. THCI and the Acquirors agree that actual damages accruing from such a breach of this Agreement are incapable of precise estimation and would be difficult to prove, that the payments stipulated in this Section 5.12 bear a reasonable relationship to the potential injury likely to be sustained in the event of such a breach and that the payments stipulated in this Section 5.12 are intended by the parties to provide just compensation in the event of such a breach and are not intended to compel performance or to constitute a penalty for nonperformance. If the Acquirors fail promptly to pay to THCI any amounts due under this Section 5.12, the Acquirors shall be obligated to pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such amount was required to be paid at an interest rate equal to the prime rate published by The Wall Street Journal from time to time. THCI's rights pursuant to this Section 5.12 are in addition to, and may be pursued concurrently with, THCI's rights pursuant to Section 12.12. The parties hereby acknowledge that the agreements contained in this Section 5.12 are an integral part of the transactions contemplated by this Agreement.

          SECTION 5.13. Further Action. (a) Each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

          (b) After the Initial Closing, the Acquirors shall cause the Management Company to comply with the terms of the management agreements to which it is a party with respect to any Properties that have not been transferred (and for which Partnership Interests have not been transferred).

          SECTION 5.14. Environmental Reports. Within 30 days of the date hereof, THCI shall deliver to the Acquirors Phase I Environmental Reports for each Property. If such reports recommend Phase II investigations, the Acquirors may conduct such investigations in accordance with the procedures contemplated by Section 5.03. In the event that any such Environmental Reports shall disclose the release of any Hazardous Materials in any of the Properties that shall have caused a Material Adverse Effect, then unless THCI shall agree, at its expense, to remediate such condition to the extent required by Environmental Law or to indemnify the Acquirors against any loss, cost, liability or expense resulting therefrom, the Acquirors shall not be obligated to acquire the Property or Properties so affected. The Acquirors shall notify THCI of their decision as to the acquisition of such Property or Properties promptly after receipt of the notification of THCI's decision as to remediation or indemnification, and if, in the absence of remediation or indemnification, the Acquirors shall elect not to acquire the Property or Properties, THCI shall have no obligation to convey them pursuant to this Agreement.

          SECTION 5.15. Record Owner Apportionments. At any Closing at which Record Owner Shares or Record Owner Partnership Interests are transferred to the Acquirors, the then-current assets and then-current liabilities of the Record Owner thereof shall be estimated in good faith by THCI, and THCI shall pay to the Acquirors the excess, if any, of such current liabilities over such current assets, or the Acquirors shall pay to THCI the excess, if any, of such current assets over such current liabilities. To the extent not known on the Applicable Closing Date, the current assets and liabilities shall be estimated on the best available information at the time and appropriate settlement made from time to time as the same are liquidated.


                                  ARTICLE VI

                               EMPLOYEE MATTERS

          SECTION 6.01. Employees. (a) Except as otherwise expressly provided in this Article VI or as set forth in Section 6.01(a) of the THCI Disclosure Schedule, from and after the Initial Closing Date, the Acquirors and the Management Company shall be responsible for (i) all Employee-related Liabilities incurred on or after the Initial Closing Date with respect to the individuals who are employed by the Management Company (including employees on disability, leave of absence or layoff with recall rights) as of the Initial Closing Date (collectively referred to herein as the "TRANSFERRED EMPLOYEES") and their respective dependents and beneficiaries, and (ii) all Employee-related Liabilities incurred prior to the Initial Closing Date with respect to the Transferred Employees and their respective dependants and beneficiaries to the extent such liabilities arise under Employee Plans sponsored by the Management Company immediately prior to the Initial Closing Date. The Management Company shall not be responsible, and shall be reimbursed or indemnified by THCI, for all Employee-related Liabilities accrued but unpaid prior to the Initial Closing Date that are not referred to in clause (ii) of the immediately preceding sentence. "EMPLOYEE-RELATED LIABILITIES" shall include, without limitation, Liabilities for salaries, bonuses, vacations, workers' compensation, medical and life insurance benefit claims and other welfare benefits and all

Liabilities arising under the continuation coverage requirements of Section 4980(B)(f) of the Code and Section 601 of ERISA.


          (b) To the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Acquirors or the Management Company (other than any defined benefit pension plan) following the Initial Closing Date for the benefit of Transferred Employees, such plan, program or arrangement shall credit such employees for service on or prior to the Initial Closing Date that was recognized by THCI or any THCI Subsidiary for purposes of employee benefit plans, programs or arrangements maintained by any of them. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by the Acquirors or the Management Company following the Initial Closing Date for the benefit of Transferred Employees, such plan shall waive any pre-existing condition exclusions and provide that any covered expenses incurred on or before the Initial Closing Date by a Transferred Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Initial Closing Date.

          SECTION 6.02. Employee Benefits. For a period of one year following the Initial Closing Date, the Acquirors shall cause the Management Company to provide Transferred Employees with benefits (including, without limitation, retirement and welfare benefits) that either are (i) substantially comparable, in the aggregate, to the benefits provided under the Employee Plans as in effect immediately prior to the Initial Closing Date or (ii) the same as the benefits generally made available to either of the Acquirors' similarly situated employees.

          SECTION 6.03. Employee Plans. From and after the Initial Closing Date, the Management Company shall be responsible for the Employee Plans it sponsored immediately prior to such date (which plans are listed in Section 6.03 of the THCI Disclosure Schedule), and the Acquirors shall cause the Management Company to comply with the terms and conditions of such plans. With respect to any Employee Plan which is qualified under Section 401(a) of the Code and was not sponsored by the Management Company prior to the Initial Closing Date, the Acquirors shall either cause the Management Company to establish a plan having substantially similar terms or designate a plan maintained by an Acquiror or one of its subsidiaries or affiliates to receive a transfer of the accrued benefits of each Transferred Employee from such Employee Plan, which plan must also satisfy the requirements of such Section 401(a) of the Code. Any such transfers shall be effected as soon as practicable after the Initial Closing Date, be effective as of the later of the Initial Closing Date or the last valuation date immediately preceding such transfer, and shall be subject to the delivery by an Acquiror to THCI of a determination letter indicating the qualified status of such plan or an opinion of counsel to such Acquiror that the terms of such plan meet the applicable requirements of such Section 401(a).

          SECTION 6.04. Other Employee Benefits. With respect to the severance plans listed on Section 6.03 of the THCI Disclosure Schedule, THCI agrees that no severance shall be payable thereunder to any participant who voluntarily resigns from his or her employment with the Management Company without Good Reason. For this purpose, "Good Reason" means (a) a reduction in a participant's base salary as in effect immediately prior to the Initial Closing Date, (b) a participant ceasing to be eligible for an annual cash bonus opportunity of at least the same potential amount as immediately prior to the Initial Closing Date or, with respect to a participant, with a target bonus opportunity expressed as a percentage of base salary, a reduction in the participant's annual cash bonus opportunity (expressed as a percentage of base salary) from that in effect immediately prior to the Initial Closing Date, (c) a failure to provide a participant benefits at the level required under Section 6.02 hereof, (d) a failure to provide a participant with a title of comparable status to his or her title immediately prior to the Initial Closing Date, (e) an adverse change in the scope or nature of a participant's responsibilities in comparison to those in effect immediately prior to the Initial Closing Date, or (f) a relocation of a participant's principal place of business by 25 miles or more from the location immediately prior to the Initial Closing Date.

          SECTION 6.05. WARN Act. In the event that the Acquirors do not continue all the operations of the Properties and/or do not employ all of the Transferred Employees on and after the Initial Closing Date, the Acquirors shall be liable and responsible for any notification required to be provided under the WARN Act (or under any similar state or local Law), and the Acquirors shall indemnify THCI and the THCI Subsidiaries and their respective Affiliates for any claims arising out of a breach of this covenant.

          SECTION 6.06. Indemnity. Anything in this Agreement to the contrary notwithstanding, the Acquirors hereby agree to indemnify THCI, the THCI Partnerships and the THCI Subsidiaries and their respective Affiliates against and hold THCI and the THCI Subsidiaries and their respective Affiliates harmless from any and all Losses arising out of or otherwise in respect of (a) any claim made by any Transferred Employee against THCI, any THCI Partnership or any THCI Subsidiary or any of their Affiliates for any severance or termination benefits pursuant to the provisions of any plan, program or arrangement or any applicable federal or state Law, (b) any action taken after the Initial Closing by the Acquirors or the Management Company with respect to any plan (including any Employee Plan), (c) any claim for payments or benefits by Transferred Employees or their beneficiaries under any plan (including any Employee Plan) sponsored by the Management Company or either Acquiror, and (d) any failure of the Acquirors to discharge their obligations under this Article VI. The provisions of Sections 9.03(c) and 9.03(d) shall apply to the Acquirors' indemnification obligations under this Section 6.06.

          SECTION 6.07. No Third Party Beneficiaries. Notwithstanding anything else contained herein to the contrary, nothing in this Article VI shall be construed to create any third party beneficiary rights in any person who is not a party to this Agreement.

          SECTION 6.08. Reimbursement for Certain Payments. THCI shall reimburse the Acquirors for any payments made pursuant to the Employee Plans listed in Section 6.03 of the THCI Disclosure Schedule other than Section 6.03(I)(A) and (II)(A) thereof to the extent that the aggregate payments made under such plans by the Management Company on or following the Initial Closing Date exceed US$6.6 million and, with respect to the Employee Plans listed in
Section 6.03(I)(A) and (II)(A) thereof, to the extent that any payments are required to be made under such plans by the Management Company.


                                  ARTICLE VII

                                  TAX MATTERS

          SECTION 7.01. Conveyance Taxes; Costs. Except as set forth in Sections 5.01(e) and 5.11(a) and (b), the Acquirors shall be liable for and shall hold THCI harmless against any real property transfer or gains, sales, use, transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the acquisitions by Acquirors contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Applicable Closing Date in accordance with any available pre-sale filing procedure. THCI agrees to cooperate with the Acquirors and, subject to the other terms of this Agreement and provided the same does not prohibit or adversely affect in any manner the ability of THCI or any THCI Subsidiary to qualify for Section 1031 Treatment, to take any action reasonably requested by the Acquirors in order to minimize the amount of such Taxes. The parties shall execute and deliver all instruments and certificates necessary to permit compliance with the foregoing. Each party shall be responsible for its own attorneys' fees. The Acquirors shall pay the entire cost of any title insurance (for itself or any lender, including lenders of indebtedness assumed by the Acquirors hereunder), surveys, title inspections, environmental reports, engineering reports and appraisals that the Acquirors elect to obtain in connection with the transactions contemplated hereby. The Acquirors shall pay any and all attorneys' fees of its lenders and lenders of indebtedness assumed by the Acquirors hereunder.

          SECTION 7.02. Treatment of Indemnity Payments. All payments made by THCI or the Acquirors, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the consideration for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

          SECTION 7.03. Allocation of Consideration. Neither THCI nor any of its Affiliates or the Acquirors or any of their respective Affiliates shall file any Tax Return, or take a position with a Tax authority in any refund claim, in any litigation or otherwise, that is inconsistent with the Adjusted Allocated Purchase Price determined hereunder for any Property or Partnership Interest or the Allocated Purchase Price for the Management Company Shares, or that treats the transactions contemplated by this Agreement in a manner inconsistent with the terms of this Agreement. THCI and the Acquirors shall inform each other promptly of any challenge by any Tax authority to such Adjusted Allocated Purchase Price or Allocated Purchase Price, and neither party shall agree to any adjustment asserted by such Tax authority without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          SECTION 7.04. Employee Withholding. THCI and the Acquirors agree that, pursuant to and to the extent permitted by the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing IRS Forms W-2, W-3 and 941, (a) THCI and the Acquirors shall each report on a "predecessor-successor" basis, as set forth therein, (b) THCI shall be relieved from furnishing Forms W-2 to any of THCI's employees that become employees of the Acquirors and (c) the Acquirors shall assume the obligations of THCI to furnish such Forms W-2 to such employees for the full 1998 calendar year.

          SECTION 7.05. Like-Kind Exchange. (a) The parties hereto agree that, no later than two Business Days prior to an Applicable Closing Date, THCI may, for the purpose of treating all or part of the sale of Properties hereunder as a like-kind exchange of property ("SECTION 1031 TREATMENT") under Section 1031 of the Code, assign certain rights that it has under this Agreement, including its right to receive all or part of the cash consideration it is entitled to receive at such Closing pursuant to this Agreement, to one or more qualified intermediaries, as defined in Treasury Regulations Section 1.1031(k)-1(g)(4) (each a "QUALIFIED INTERMEDIARY"), and provide notice of such assignment to the Acquirors, provided that no such assignment shall release THCI from its obligations hereunder. In such case, the Acquirors agree to pay such cash consideration directly to a Qualified Intermediary. In such case, on or before the day that is 45 days following the Applicable Closing Date, THCI shall have the right to identify one or more properties to the Qualified Intermediary as replacement properties for the Properties with respect to which the Qualified Intermediary received such cash consideration, and, if a property or properties is so identified, shall have the right to have such property or properties so identified purchased by the Qualified Intermediary and transferred to THCI on or before the day that is 180 days following the Applicable Closing Date. In no event shall the Acquirors have any right to any cash deposited with the Qualified Intermediary.

          (b) The Acquirors agree to cooperate with THCI in taking such further actions that THCI shall determine are reasonable and necessary in securing
Section 1031

Treatment for all or part of the Properties. THCI agrees to indemnify the Acquirors against and hold the Acquirors harmless from any Losses arising from such cooperation.

          SECTION 7.06. Tax Indemnity. (a) From and after the Initial Closing Date, THCI agrees to indemnify the Acquirors and the Management Company against all Taxes imposed on the Management Company with respect to any taxable period or portion thereof that ends on or before the Initial Closing Date and against all Taxes imposed on any member of any affiliated group with which the Management Company has filed a Tax Return on a consolidated basis for any taxable period or portion thereof based on an interim closing of the books methodology prior to or including the Initial Closing Date; provided, however, that no indemnity shall be provided under this Agreement for any Tax resulting from (i) an actual or deemed election under Section 338 of the Code with respect to the transactions contemplated by this Agreement; (ii) a reduction in any net operating loss, capital loss or tax credit carryover allocable to the Management Company; or (iii) any transaction of the Management Company occurring on the Initial Closing Date but after the Closing that is not in the ordinary course of business.

          (b) Payment by THCI of any amounts due under this Section 7.06 in respect of Taxes shall be made within thirty days following written notice by either of the Acquirors that payment of such amounts to the appropriate Tax authority is due, provided that THCI shall not be required to make any payment earlier than five days before such payment is due to the appropriate Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.07, payment of the Tax to the appropriate Tax authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Tax authority or a court of competent jurisdiction.

          SECTION 7.07. Contests. (a) After the Closing Date, the Acquirors shall promptly notify THCI in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Acquirors or any of their respective Affiliates which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification under
Section 7.06. Such notice shall contain factual information (to the extent known to the Acquirors or the relevant Affiliate) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. If the Acquirors fail to give THCI prompt notice of an asserted Tax liability as required by this Section 7.07 and if THCI is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then THCI shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability to the extent that THCI was prejudiced as a result of such failure.

          (b) THCI may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 7.06 relating to any taxable period ending on or before the Closing Date (any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST"). If THCI elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Acquirors in writing of its intent to do so, and the Acquirors shall cooperate and shall cause their respective Affiliates or their respective successors to cooperate, at THCI's expense, in each phase of such Contest. In each such case, neither the Acquirors nor any of their respective Affiliates may settle or compromise any asserted Tax liability over the objection of THCI. If THCI elects not to direct the Contest or fails to notify the Acquiror of its election as herein provided, the Acquirors or any of their respective Affiliates may contest, at their own expense, such asserted Tax liability or pay or compromise such asserted Tax liability at THCI's expense.

          SECTION 7.08 Section 754 Election. With respect to each transfer by a Partner of its Partnership Interest to the Acquirors, THCI agrees, if THCI, a THCI Subsidiary or a THCI Partnership is a managing general partner of a Partnership at the time that a year-end tax return is filed and if permitted by the applicable partnership agreement, unless otherwise notified by the Acquirors, to cause the Partnership and, if applicable, the Second Tier Partnership, to make an election under section 754 of the Code with respect to the transferred interest and to make any available election under substantially similar state or local laws.


                                 ARTICLE VIII

                             CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of THCI. (a) The obligations of THCI to consummate the transactions contemplated by this Agreement for the Initial Closing shall be subject to the satisfaction or waiver, at or prior to the Initial Closing, of each of the following conditions:

          (i) Representations and Warranties. The representations and warranties of the Acquirors contained in this Agreement that are qualified as to materiality shall be true and correct as of the Initial Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct as of such certain date) and the representations and warranties of the Acquirors contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Initial Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct in all material respects as of such certain date), and THCI shall have received a certificate of the Acquirors to such effect signed by a duly authorized officer of each Acquiror;

          (ii) Covenants. All covenants contained in this Agreement to be complied with by the Acquirors on or before the Initial Closing shall have been complied with in all material respects, and THCI shall have received a certificate of the Acquirors to such effect signed by a duly authorized officer of each Acquiror;

          (iii) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Initial Closing shall have expired or been terminated;

          (iv) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Initial Closing illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.01(a)(iv) shall not apply unless THCI has used its commercially reasonable efforts to have any such order or injunction vacated;

          (v) Consents. The Acquirors, THCI, the THCI Partnerships, the THCI Subsidiaries, the Partners, the Partnerships or the Second Tier Partnerships, as applicable, shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Sections 3.03(a) and 3.03(b) of the THCI Disclosure Schedule, in form and substance reasonably satisfactory to THCI, with respect to the Properties and Partnership Interests to be transferred; and

          (vi) Ancillary Agreements. The Acquirors shall have duly executed and delivered to THCI counterparts of each Ancillary Agreement to which it they are parties with respect to the Properties to be transferred.

          (b) The obligations of THCI to consummate the transactions contemplated by this Agreement for each Subsequent Closing shall be subject to the satisfaction or waiver, at or prior to such Subsequent Closing, of each of the following conditions:

          (i) Representations and Warranties. The representations and warranties of the Acquirors contained in this Agreement that are qualified as to materiality shall be true and correct as of such Subsequent Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct as of such certain date) and the representations and warranties of the Acquirors contained in this Agreement that are not so qualified shall be true and correct in all material respects as of such Subsequent Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct in all material respects as of such certain date), and THCI shall have received a certificate of the Acquirors to such effect signed by a duly authorized officer of each Acquiror;

          (ii) Covenants. All covenants contained in this Agreement to be complied with by the Acquiror on or before such Subsequent Closing shall have been complied with in all material respects, and THCI shall have received a certificate of the Acquirors to such effect signed by a duly authorized officer of each Acquiror;

          (iii) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for such Subsequent Closing illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.01(b)(iii) shall not apply unless THCI has used its commercially reasonable efforts to have any such order or injunction vacated;

          (iv) Consents. The Acquirors, THCI, the THCI Partnerships, the THCI Subsidiaries, the Partners, the Partnerships or the Second Tier Partnerships, as applicable, shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Sections 3.03(a) and 3.03(b) of the THCI Disclosure Schedule, in form and substance reasonably satisfactory to THCI, with respect to the Properties and Partnership Interests to be transferred; and

          (v) Ancillary Agreements. The Acquirors shall have duly executed and delivered to THCI counterparts of each Ancillary Agreement to which it is a party with respect to the Properties to be transferred at such Subsequent Closing.

          SECTION 8.02. Conditions to Obligations of the Acquirors. (a) The obligations of the Acquirors to consummate the transactions contemplated by this Agreement for the Initial Closing shall be subject to the satisfaction or waiver, at or prior to the Initial Closing, of each of the following conditions:

          (i) Representations and Warranties. The representations and warranties of THCI contained in this Agreement that are qualified as to materiality shall be true and correct as of the Initial Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct as of such certain date), and the representations and warranties of THCI contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Initial Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct in all material respects as of such certain date), and the Acquirors shall have received a certificate of THCI to such effect signed by a duly authorized officer thereof;

          (ii) Covenants. All covenants contained in this Agreement to be complied with by THCI on or before the Initial Closing shall have been complied with in all material respects, and the Acquirors shall have received a certificate of THCI to such effect signed by a duly authorized officer thereof;

          (iii) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Initial Closing shall have expired or been terminated;

          (iv) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement for the Initial Closing illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.02(a)(iv) shall not apply unless the Acquirors have used its commercially reasonable efforts to have any such order or injunction vacated;

          (v) Consents. The Acquirors, THCI, the THCI Partnerships, the THCI Subsidiaries, the Partners, the Partnerships or the Second Tier Partnerships, as applicable, shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Sections 3.03(a) and 3.03(b) of the THCI Disclosure Schedule, in form and substance reasonably satisfactory to the Acquirors, with respect to the Properties and Partnership Interests to be transferred;

          (vi) Ancillary Agreements. THCI, a THCI Partnership or a THCI Subsidiary, as appropriate, shall have duly executed and delivered to the Acquirors counterparts of each Ancillary Agreement with respect to the Properties to be transferred at the Initial Closing;

          (vii) Subject to the other terms and provisions of this Agreement, all of the Initial Properties shall be included in the Initial Closing; and

          (viii) The Acquirors, at their expense and provided they have ordered the same promptly following the date hereof, shall have received an ALTA owner or leasehold owner (or equivalent), or commitment to issue the same, as applicable, title insurance policy with extended coverage (to the extent available) with respect to each Property included in the Initial Closing, at standard market rates, subject only to Permitted Exceptions.

          (b) At the Initial Closing, if there is a failure of condition with respect to one or more of the Properties or Partnership Interests to be conveyed at the Initial Closing and, with respect to Properties other than the Initial Properties, the same are not withdrawn by THCI as Properties to be conveyed at the Initial Closing, then, subject to THCI's right to a reasonable postponement of the Initial Closing in order to cure the same, the Acquirors may at their option (i) terminate this Agreement, in which event no party hereto shall have any further obligations hereunder; (ii) waive the condition and purchase such Property or Partnership Interest; or (iii) elect not to purchase such Property or Partnership Interest and purchase the remainder of the Properties or Partnership Interests to be delivered at the Initial Closing, in which case the Acquirors shall remain obligated to purchase such Property or Partnership Interest and the remainder of the Properties and Partnership Interests to be delivered at Subsequent Closings in accordance with the terms of this Agreement.

          (c) The obligations of the Acquirors to consummate the transactions contemplated by this Agreement for each Subsequent Closing shall be subject to the satisfaction or waiver, at or prior to such Subsequent Closing, of each of the following conditions:

          (i) Representations and Warranties. The representations and warranties of THCI contained in Sections 3.01(a) and 3.16 of this Agreement that are qualified as to materiality shall be true and correct as of such Subsequent Closing Date and the representations and warranties of THCI contained in Sections 3.01(a) and 3.16 of this Agreement that are not so qualified shall be true and correct in all material respects as of such Subsequent Closing Date, and the representations and warranties of THCI contained in Sections 3.01(c), 3.01(d), 3.01(e), 3.02, 3.03, 3.04, 3.05,
     3.06, 3.07(a), 3.08, 3.09, 3.10, 3.11, 3.14, 3.17, 3.18, 3.19 and 3.20 of
     this Agreement that are qualified as to materiality shall be true and correct with respect to the Properties and the Partnership Interests, if any, to be transferred at such Subsequent Closing as of such Subsequent Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct as of such certain date) and the representations and warranties of THCI contained in Sections 3.01(c), 3.01(d), 3.01(e), 3.02, 3.03, 3.04, 3.05, 3.06, 3.07(a), 3.08,
     3.09, 3.10, 3.11, 3.14, 3.17, 3.18, 3.19 and 3.20 of this Agreement that are not so qualified shall be true and correct with respect to the Properties and Partnership Interests, if any, to be transferred at such Subsequent Closing in all material respects as of such Subsequent Closing Date (other than such representations and warranties as are made as of a certain date, which shall be true and correct in all material respects as of such certain date); and the Acquirors shall have received a certificate of THCI to such effect signed by a duly authorized officer thereof;

          (ii) Covenants. All covenants contained in this Agreement to be complied with by THCI on or before such Subsequent Closing with respect to the Properties and the Partnership Interests, if any, to be transferred at such Subsequent Closing shall have been complied with in all material respects; and the Acquirors shall have received a certificate of THCI to such effect signed by a duly authorized officer thereof;

          (iii) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for such Subsequent Closing illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 8.02(b)(iii) shall not apply unless the Acquirors have used their commercially reasonable efforts to have any such order or injunction vacated;

          (iv) Consents. The Acquirors, THCI, the THCI Partnerships, the THCI Subsidiaries, the Partners, the Partnerships or the Second Tier Partnerships, as applicable, shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Sections 3.03(a) and 3.03(b) of the THCI Disclosure Schedule, in form and substance reasonably satisfactory to the Acquirors, with respect to the Properties and Partnership Interests to be transferred;

          (v) Ancillary Agreements. THCI or a THCI Subsidiary, as appropriate, shall have duly executed and delivered to the Acquirors counterparts of each Ancillary Agreement with respect to the Properties to be transferred at such Subsequent Closing; and

          (vi) The Acquirors, at their expense and provided they have ordered the same promptly following the date hereof, shall have received an ALTA owner or leasehold owner (or equivalent), or commitment to issue the same, as applicable, title insurance policy with extended coverage (to the extent available) with respect to each Property included in the Subsequent Closing, at standard market rates, subject only to Permitted Exceptions.

          (d) The obligations of the Acquirors to consummate the transactions contemplated by this Agreement for the Applicable Closing for the Partnership Interest in the

Corte Madera Partnership or Second Tier Partnership shall be subject to the satisfaction or waiver, at or prior to such Applicable Closing, of the following additional conditions:(i) the Existing Debt with respect to such Property shall have been paid in full and (ii) the Acquirors shall not, as a result of the acquisition of such Partnership Interest, acquire a direct or indirect interest in the capital stock of Hahn JMB Institutional Funding Corp.

          (e) At a Subsequent Closing, if there is a failure of condition with respect to the applicable Property or Partnership Interests to be conveyed at the Subsequent Closing, subject to THCI's right to a reasonable postponement of the Applicable Closing in order to cure the same, the Acquirors may at their option (i) waive the condition and purchase each Property or Partnership Interest or (ii) elect not to purchase such Property or Partnership Interest, in which case the Acquirors shall remain obligated to purchase such Property or Partnership Interest and the remainder of the Properties or Partnership Interests to be delivered at Subsequent Closings in accordance with the terms of this Agreement.


                                  ARTICLE IX

                                INDEMNIFICATION

          SECTION 9.01. Survival. (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, to the extent covered in a certificate delivered at the Applicable Closing pursuant to Section 8.01(a)(i), 8.01(b)(i), 8.02(a)(i) or 8.02(b)(i), as the case may be, shall survive the Applicable Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of THCI or the Acquirors, for a period of one year after the Applicable Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.07 shall survive the Applicable Closing and remain in full force and effect until the termination of all liabilities arising from the subject matter thereof pursuant to all applicable statutes of limitations and
(ii) the representations and warranties set forth in Sections 3.04, 3.08 and
3.10 shall not survive the Applicable Closing with respect to the Properties, Management Company Shares and Partnership Interests that are transferred at such Closing.

          (b) Subject to the limitations and other provisions of this Agreement, each covenant and agreement, including, without limitation, the indemnity obligations set forth in Section 7.06, of the parties hereto contained herein shall survive the Applicable Closing and shall remain in full force and effect for the shortest of the following: (i) an indefinite period after the Applicable Closing Date; (ii) until the termination of all liabilities arising from the subject matter thereof pursuant to all applicable statutes of limitations and (iii) until the end of the applicable period specified elsewhere in this Agreement with respect to such covenant or agreement.

          SECTION 9.02. Indemnification by THCI. (a) THCI agrees, subject to the other terms and conditions of this Agreement, to indemnify the Acquirors and their Affiliates, officers, directors, employees, agents, successors and assigns (each an "ACQUIRORS INDEMNIFIED PARTY") against and hold them harmless from all Losses arising out of (i) the breach of any representation or warranty of THCI contained herein, (ii) any breach of any covenant or agreement of THCI contained herein (other than any covenant or agreement contained in Article VI, it being understood that all rights to indemnification under Article VI are pursuant to its terms), (iii) all Liabilities of the Management Company arising prior to the Initial Closing other than Liabilities for which the Acquirors receive a credit pursuant to Section 2.07 (other than Liabilities of the Management Company referred to in Article VI, it being understood that all rights with respect to indemnification for such Liabilities are pursuant to
Article VI), (iv) with respect to any Property or Partnership Interest for which a Closing has occurred, any Liability of THCI, the THCI Partnerships and the THCI Subsidiaries relating to or arising out of such Property or Partnership Interest, arising or accruing prior to the Applicable Closing for such Property or Partnership Interest which is not an Assumed Property Liability and (v) with respect to any Record Owner whose Record Owner Shares or Record Owner Partnership Interests are transferred to the Acquirors pursuant to this Agreement, all Liabilities of such Record Owner arising prior to the Applicable Closing other than Liabilities for which the Acquirors receive a credit pursuant to Section 5.15. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against THCI for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by THCI describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the 30th day after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.01, and such claim or action on or prior to the date such representation or warranty ceased to survive, in which case such representation or warranty will survive as to such claim until such claim has been finally resolved

          (b) The indemnification obligations of THCI pursuant to Section 9.02(a)(i) and (a)(ii) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to this Section
9.02 exceeds 1% of the aggregate Allocated Purchase Price for the Properties, Partnership Interests and Management Company Shares (the "THRESHOLD AMOUNT"), and then only to the extent such aggregate amount exceeds the Threshold Amount. The indemnification obligations of THCI pursuant to Section 9.02(a)(i) shall be effective only until the dollar amount paid in respect of the Losses indemnified against under Section 9.02(a)(i) aggregates an amount equal to 10% of the aggregate Allocated Purchase Price for the Properties, Partnership Interests and Management Company Shares transferred pursuant to this Agreement (the
"MAXIMUM AMOUNT"). For purposes of this Section 9.02(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment actually reserved by the Acquirors Indemnified Parties from any third party with respect thereto.

          (c) Payments by THCI pursuant to Section 9.02(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually reserved by the Acquirors Indemnified Parties from any third party with respect thereto.

          (d) An Acquirors Indemnified Party shall give THCI written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Acquirors Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that such Acquirors Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify THCI shall not affect rights to indemnification hereunder except to the extent that THCI is actually prejudiced by such failure. THCI shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense, provided that THCI shall not settle any such claim or proceeding without getting the release of the managing general partner of any Partnership that is an Acquirors Indemnified Party. If THCI elects to assume the defense of any such claim or proceeding, THCI shall consult with the Acquirors Indemnified Party and the Acquirors Indemnified Party may participate in such defense, but in such case the expenses of the Acquirors Indemnified Party shall be paid by the Acquirors Indemnified Party. The Acquirors Indemnified Party shall provide THCI with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with THCI in the defense or settlement thereof, and THCI shall reimburse the Acquirors Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If THCI elects to direct the defense of any such claim or proceeding, the Acquirors Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless THCI consents in writing to such payment or unless THCI, subject to the last sentence of this Section 9.02(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of THCI is entered against the Acquirors Indemnified Party for such liability. If THCI fails to defend or if, after commencing or undertaking any such defense, THCI fails to prosecute or withdraws from such defense, the Acquirors Indemnified Party shall have the right to undertake the defense or settlement thereof, at THCI's expense. If the Acquirors Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.02(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Acquirors Indemnified Party shall give THCI prompt written notice thereof, and THCI shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (e) The Acquirors hereby acknowledge and agree that, except as provided in Section 12.12, from and after each Closing, its sole and exclusive remedy with respect to any and all claims relating to the Properties, Partnership Interests and other assets transferred at such Closing shall be pursuant to the indemnification provisions set forth in this Article IX and in
Article VII; it being understood that the Acquirors shall retain all of their other rights and remedies under this Agreement with respect to any and all Properties, Partnership Interests and other assets not transferred under this Agreement on or prior to such Closing. In furtherance of the foregoing and except as specified therein, the Acquirors hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to the subject matter of this Agreement that they may have against THCI arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

          (f) Except as set forth in this Agreement, THCI is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Acquirors, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) THCI shall have no liability under any provision of this Agreement for and in no event shall the Threshold Amount be applied to any consequential damages. The Acquirors shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

          (h) THCI agrees that until December 31, 1999 it, together with any guarantor of the obligations of THCI under this Article IX pursuant to a guaranty in form and substance reasonably acceptable to the Acquiror, shall maintain a net worth, determined in accordance with Canadian generally accepted accounting principles, at least equal to the Maximum Amount. THCI shall have the right to designate one or more such guarantors from time to time, which guarantors shall become jointly and severally liable with THCI and each other guarantor at such time as such guarantor delivers the guaranty referred to above. The Acquirors shall respond promptly to any proposed form of guaranty submitted by THCI.

          SECTION 9.03. Indemnification by the Acquirors. (a) The Acquirors agree, subject to the other terms and conditions of this Agreement, jointly and severally to indemnify THCI and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "THCI INDEMNIFIED PARTY") against and hold them harmless from all Losses arising out of (i) the breach of any representation or warranty of the Acquirors contained herein, (ii) any breach of any covenant or agreement of the Acquirors contained herein (other than any covenant or agreement contained in Article VI, it being understood that all rights to indemnification under Article VI are pursuant to its terms) and
(iii) the Assumed Property Liabilities with respect to the Properties and Partnership Interests as to which a Closing has occurred. Anything in Section
9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Acquirors for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Acquirors describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the 30th day after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.01, and such claim or action arose on or prior to the date such representation or warranty ceased to survive, in which case such representation or warranty will survive as to such claim until such claim has been finally resolved.

          (b) The indemnification obligations of the Acquirors pursuant to
Section 9.03(a)(i) and (a)(ii) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to this
Section 9.03 exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount. The indemnification obligations of the Acquirors pursuant to Section 9.03(a)(i) shall be effective only until the dollar amount paid in respect of the Losses indemnified against under
Section 9.03(a)(i) aggregates the Maximum Amount. For purposes of this Section 9.03(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by THCI Indemnified Parties from any third party with respect thereto.

          (c) Payments by the Acquirors pursuant to Section 9.03(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by THCI Indemnified Parties from any third party with respect thereto.

          (d) A THCI Indemnified Party shall give the Acquirors written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such THCI Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within 30 days of the time that such THCI Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Acquirors shall not affect rights to indemnification hereunder except to the extent that the Acquirors are actually prejudiced by such failure. The Acquirors shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Acquirors elects to assume the defense of any such claim or proceeding, the Acquirors shall consult with the THCI Indemnified Party, the THCI Indemnified Party may participate in such defense, but in such case the expenses of the THCI Indemnified Party shall be paid by the THCI Indemnified Party. The THCI Indemnified Party shall provide the Acquirors with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Acquirors in the defense or settlement thereof, and the Acquirors shall reimburse the THCI Indemnified Party for all the reasonable out-of-pocket expenses of such THCI Indemnified Party in connection therewith. If the Acquirors elect to direct the defense of any such claim or proceeding, the THCI Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Acquirors consent in writing to such payment or unless the Acquirors, subject to the last sentence of this Section 9.03(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Acquirors is entered against the THCI Indemnified Party for such liability. If the Acquirors fail to defend or if, after commencing or undertaking any such defense, the Acquirors fail to prosecute or withdraws from such defense, the THCI Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Acquirors' expense. If the THCI Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.03(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such THCI Indemnified Party shall give the Acquirors prompt written notice thereof and the Acquirors shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

          (e) THCI hereby acknowledges and agrees that, except as provided in
Section 12.12, from and after each Closing, its sole and exclusive remedy with respect to any and all claims relating to the Properties, Partnership Interests and other assets transferred at such Closing shall be pursuant to the indemnification provisions set forth in this Article IX and in Articles VI and VII; it being understood that THCI shall retain all of its other rights and remedies under this Agreement with respect to any and all Properties, Partnership Interests and other assets not transferred under this Agreement on or prior to such Closing. In furtherance of the foregoing and except as specified therein, THCI hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to the subject matter of this Agreement that they may have against the Acquirors arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

          (f) Except as set forth in this Agreement, the Acquirors are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of THCI, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

          (g) The Acquirors shall have no liability under any provision of this Agreement for and in no event shall the Threshold Amount be applied to any consequential damages. THCI shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.01.     Termination.  This Agreement may be terminated:

          (a) at any time, by the mutual written consent of THCI and the Acquirors; or

          (b)  by either THCI or the Acquirors, if the Initial Closing shall not
     have   occurred prior to September 30, 1998; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Initial Closing to occur prior to such date.

Time shall be of the essence for the purposes of this Section 10.01.

          SECTION 10.02.   Effect of Termination.  In the event of
termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 3.16, 4.06, 5.04 and 12.01 and (b) nothing herein shall relieve either party from liability for any willful breach hereof.

          SECTION 10.03. Waiver. At any time prior to the Closing, the Acquirors and THCI hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

                                  ARTICLE XI

                           CASUALTY AND CONDEMNATION

          SECTION 11.01. Casualty. In the event of any damage or destruction with respect to any Property, (a) the Acquirors may not exclude such Property (or Partnership Interest, if applicable) from the assets being purchased by the Acquirors hereunder; (b) the Adjusted Allocable Purchase Price for such Property or Partnership Interest shall not be adjusted; and (c) THCI shall assign to the Acquirors at the Applicable Closing all insurance proceeds or awards received by THCI in respect of such damage or destruction (and any rights to receive same) net of any costs incurred by THCI in obtaining such proceeds or awards or used by THCI to rebuild or protect the Property and shall pay to the Acquirors the amount of any deductible under such insurance policy; provided that in the case
                                                      --------
of a casualty where the cost to repair or rebuild, as reasonably estimated by THCI, exceeds 25% of the Allocated Purchase Price applicable to such Property, the Acquirors may, at their sole option at any time within 30 days following notice from THCI of such estimated cost, elect not to purchase the Property.

          SECTION 11.02. Condemnation. In the event of any condemnation with respect to any Property, (a) the Acquirors may not exclude such Property (or Partnership Interest, if applicable) from the assets being purchased by the Acquirors hereunder; (b) the Adjusted Allocable Purchase Price for such Property or Partnership Interest shall not be adjusted; and (c) THCI shall assign to the Acquirors at the Applicable Closing all condemnation proceeds or awards received by THCI in respect of such condemnation (and any rights to receive same) net of any costs incurred by THCI in obtaining such proceeds or awards or used by THCI to protect the Property or to integrate the balance of the Property into a functional unit; provided that in the case of a condemnation where the value of
                 --------
the portion of the Property so taken is greater than 25% of the Allocated Purchase Price applicable to such Property, the Acquiror may, at its sole option at any time written 30 days following notice from THCI of such taking, elect not to purchase the Property.


                                  ARTICLE XII

                              GENERAL PROVISIONS

          SECTION 12.01. Expenses. Except as provided in Section 7.01, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Initial Closing shall have occurred.

          SECTION 12.02. Notices. (a) All notices and other communications given or made pursuant hereto or pursuant to any Ancillary Agreement shall, subject to Section 12.02(b), be deemed to have been duly given or made upon receipt or refusal of notice and shall be in writing and shall be sent by an overnight courier service that provides proof of receipt or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)   if to THCI:

                     TrizecHahn Centers Inc.
                     c/o TrizecHahn Corporation
                     BCE Place, 181 Bay Street
                     Suite 3900, Box 800
                     Toronto, Ontario M5J 2T3
                     Canada
                     Telecopy No.:  (416) 364-5491
                     Attention: General Counsel

                     with a copy to:

                     Shearman & Sterling
                     599 Lexington Avenue
                     New York, NY  10022
                     Telecopy No.:  (212) 848-7179
                     Attention:  Bonnie Greaves, Esq.

               (ii)  if to the Acquirors:

                     The Rouse Company
                     10275 Little Patuxent Parkway
                     Columbia, Maryland 21044-3456
                     Telecopy No.:  (410) 992-6392
                     Attention: Bruce Rothschild, Esq.
                                General Counsel

                     and

                     Westfield America, Inc.
                     c/o Westfield Corporation, Inc.
                     11601 Wilshire Blvd., 12/th/ Floor
                     Los Angeles, California 90025-1748
                     Telecopy No.:  (310) 478-8776
                     Attention: Irv Hepner, Esq.
                                General Counsel

                     with copies to:

                     Debevoise & Plimpton
                     875 Third Avenue
                     New York, New York 10022
                     Telecopy No.:  (212) 909-6836
                     Attention: Barry Mills, Esq.

          (b) If this Agreement requires the exercise of a right by notice on or before a certain date or within a designated period, such right shall be deemed exercised on the date of delivery to the courier service or telecopying of the notice pursuant to which such right is exercised.

          (c) Notices of changes of address shall be effective only upon receipt.

          (d) Any notices or other communications given by either Acquiror shall be deemed given by both Acquirors and THCI shall be entitled to rely thereon.

          SECTION 12.03. Public Announcements. Except as required by Law or the rules of any securities exchange on which the securities of either party hereto may be traded (in which case the disclosing party shall use all reasonable efforts to provide prior notification to the other party), no party to this Agreement shall make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without giving prior notification thereof to the other party, and the parties shall each consult with the other as to the timing and contents of any such announcement.

          SECTION 12.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 12.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          SECTION 12.06. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreements with respect to the subject matter thereof and except as otherwise expressly provided herein.

          SECTION 12.07. Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the express written consent of THCI and the Acquirors (which consent may be granted or withheld in the sole discretion of THCI on the one hand and the Acquirors, on the other hand); provided, however, that (a) THCI may, without the consent of the Acquirors, assign this Agreement in accordance with Section 7.05, (b) each Acquiror may assign any or all of its rights hereunder to the other Acquiror, but no such assignment shall relieve either Acquiror of any of its obligations hereunder and (c) any party may assign any or all of its rights and interests hereunder to one or more of its Affiliates, but no such assignment shall relieve such party of any of its obligations hereunder. Each of WEA and Rouse may elect to have title to any Property or any Partnership Interest conveyed directly to any entity which is wholly owned or controlled by WEA or Rouse if the same would not cause THCI to be in violation of the representation set forth in Section 3.14(b). Any action required to be taken by THCI pursuant to this Agreement shall be deemed to be taken if THCI causes one of its Affiliates or another Person to take such action.

          SECTION 12.08. No Third-Party Beneficiaries. This Agreement shall be binding upon the Acquiror and THCI and shall inure to the sole benefit of the Acquirors, THCI, and, in the case of Article IX, THCI Indemnified Parties and the Acquirors Indemnified Parties, and their respective successors, heirs, legal representatives and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 12.09. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by THCI and the Acquiror.

          SECTION 12.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that all matters related to conveying any Property shall be governed by, and construed in accordance with, the Laws of the State in which such Property is located. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

          SECTION 12.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 12.12. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy.

          SECTION 12.13. No Recordation. The Acquirors shall not be permitted to record this Agreement or any memorandum hereof. To the extent any such recording is made, the Acquirors shall indemnify THCI, each THCI Partnership and each THCI Subsidiary against any damages incurred by any of them in connection therewith.

          SECTION 12.14. Joint and Several Obligations. The obligation of the Acquirors pursuant to this Agreement shall be joint and several.

          IN WITNESS WHEREOF, THCI and the Acquiror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    TRIZECHAHN CENTERS INC.


                                    By  /s/ Richard Steets
                                      ------------------------------------------
                                      Name: Richard Steets
                                      Title: Executive Vice President


                                    THE ROUSE COMPANY


                                    By  /s/ Robert Minutoli
                                      ------------------------------------------
                                      Name: Robert Minutoli
                                      Title: Senior Vice President


                                    WESTFIELD AMERICA, INC.


                                    By  /s/ Peter S. Lowy
                                      ------------------------------------------
                                      Name: Peter S. Lowy
                                      Title: Co-President

                                   EXHIBITS

A              THCI Subsidiaries and THCI Partnerships
B              Special Property Provisions
1.01(a)        Form of Assignment and Assumption Agreement
1.01(b)        Form of Assignment of Ground Lease
1.01(c)        Form of Bill of Sale
1.01(d)        Excluded Computer Software
1.01(e)        Form of Lease Assignment
1.01(f)        Transferred Computer Software
1.01(g)        Form of UTC Right of First Refusal Agreement
2.01(d)(i)     Form of Initial Closing Date Notice
2.01(d)(ii)    Form of Subsequent Closing Date Notice
5.01(a)(ii)    Assets to be Transferred from the Management Company
5.01(a)(iii)   Assets to be Transferred to the Management Company

                                                                    CONFIDENTIAL



                           THCI DISCLOSURE SCHEDULE
                           ------------------------


         This THCI Disclosure Schedule has been prepared and delivered in accordance with the Asset Purchase Agreement, dated as of April 6, 1998 (the "Agreement"), between TrizecHahn Centers Inc., a California corporation ("THCI"), and The Rouse Company, a Maryland corporation ("Rouse"), and Westfield America, Inc., a Missouri corporation ("WEA" and, together with Rouse, the "Acquirors").

         Certain agreements and other matters are listed in this THCI Disclosure Schedule for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed herein by the terms of the Agreement. In no event shall the listing of such agreements or other matters in this THCI Disclosure Schedule be deemed or interpreted to broaden THCI's representations and warranties, covenants or agreements contained in the Agreement or be taken as an admission by THCI that such disclosure is required to be made under the terms of any of such representations and warranties. In addition, nothing in this THCI Disclosure Schedule shall influence the construction or interpretation of any of the representations and warranties contained in the Agreement. The headings contained in this THCI Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in this THCI Disclosure Schedule or the Agreement.

         Where any information set forth in this THCI Disclosure Schedule comprises expressions of opinion, no warranty is given as to their accuracy, but unless otherwise stated herein, such opinions are bona fide held by THCI or, to the best of THCI's knowledge, by such other person to whom they are attributed.

         Terms defined in the Agreement and not otherwise defined in this THCI Disclosure Schedule are used herein as defined in the Agreement.

                         INDEX TO DISCLOSURE SCHEDULES

Section 1.01(a)                   Assumed Property Liabilities

Section 1.01(b)                   Permitted Encumbrances

Section 2.01(b)(i)                Assets to be Transferred; Closings

Section 3.02                      No Conflict

Section 3.03(a)                   Consents and Approvals

Section 3.04(b)                   Consents and Approvals

Section 3.04                      Personal Property

Section 3.05                      Litigation

Section 3.06                      Compliance with laws

Section 3.07(a)                   Taxes

Section 3.07(b)                   Taxes

Section 3.08(a)                   Real Property

Section 3.08(b)                   Real Property

Section 3.08(c)                   Real Property

Section 3.09                      Environmental, Health and Safety
                                  Matters

Section 3.10                      Insurance

Section 3.11                      Financial Information

Section 3.12(a)                   Employee Benefit Matters

Section 3.12(b)                   Employee Benefit Matters

Section 3.12(c)                   Employee Benefit Matters

Section 3.12(d)                   Employee Benefit Matters

Section 3.12(e)                   Employee Benefit Matters

Section 3.13(a)                     Labor Matters

Section 3.13(b)                     Labor Matters

Section 3.14(a)                     Material Contracts

Section 3.14(b)                     Material Contracts

Section 3.14(c)                     Material Contracts

Section 3.17                        Rent Roll

Section 3.19                        No Material Defects

Section 3.20                        Participations

Section 5.01(a)(i)                  THCI Conduct of Business Prior to
                                    the Initial Closing

Section 5.01(a)(vi)                 THCI Conduct of Business Prior to
                                    the Applicable Closing

Section 5.01(b)                     THCI Conduct of Business Prior to
                                    the Applicable Closing

Section 5.09                        Partnership Interests

Section 5.10

Section 6.01(a)                     Employees

Section 6.03                        Employee Plans